UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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Blue Nile, Inc.

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BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Nile, Inc., a Delaware corporation (the “Company”). Notice is hereby given that the Annual Meeting will be held on Tuesday, May 17, 2011 at 11:00 AM Pacific Time at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington 98101 for the following purposes:

1.	To elect two directors to hold office until the 2014 Annual Meeting of Stockholders;

2.	To approve an advisory resolution on executive compensation;

3.	To conduct an advisory vote on the frequency of an advisory vote on executive compensation;

4.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 1, 2012; and

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is March 31, 2011. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

By Order of the Board of Directors,

Lauren Neiswender
General Counsel and Corporate Secretary

Seattle, Washington
April 15, 2011

You are cordially invited to attend the Annual Meeting in person. Directions to our Annual Meeting are available at http://investor.bluenile.com. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on
May 17, 2011. The Company’s Proxy Statement and Annual Report to security holders for the fiscal year ended January 2, 2011 are also available at http://investor.bluenile.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Proposal 1 Election Of Directors
Nominees for Election for a Three-year Term Expiring at the 2014 Annual Meeting
The Board Of Directors Unanimously Recommends A Vote In Favor Of Each Named Nominee (Proposal 1).
Proposal 2 Advisory Vote On Executive Compensation
The Board Of Directors Unanimously Recommends A Vote of “For” the compensation of our named executive officers (Proposal 2).
Proposal 3 Advisory Vote On The Frequency Of An Advisory Vote On Executive Compensation
The Board Of Directors Unanimously Recommends That You Vote For The Option of “Every Three Years” on The Proposal Recommending The Frequency of The Advisory Vote on Executive Compensation (Proposal 3).
Proposal 4 Ratification Of Selection Of Independent Auditor
The Board Of Directors Unanimously Recommends A Vote In Favor Of Proposal 4.
Security Ownership of Certain Beneficial Owners And Management
Executive Officers
Compensation Committee Report (1)
Compensation of Executive Officers
Equity Compensation Plan Information
Compensation of Directors
Transactions with Related Persons
Annual Report on Form 10-K
Other Matters

BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 17, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Blue Nile, Inc. (sometimes referred to as “we,” the “Company” or “Blue Nile”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 15, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Tuesday, May 17, 2011 at 11:00 AM. Directions to the Annual Meeting may be found at http://investor.bluenile.com. Information about how to vote in person at the Annual Meeting is discussed below.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on March 31, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 14,588,679 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on March 31, 2011 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 31, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals will be voted on at the meeting?

There are four proposals scheduled to be voted on at the meeting:

1.  To elect two directors to hold office until the 2014 Annual Meeting of Stockholders (Proposal 1);

2.  To approve an advisory resolution on executive compensation (Proposal 2);

3.	To conduct an advisory vote on the frequency of an advisory vote on executive compensation (Proposal 3); and

4.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent auditor for fiscal year ending January 1, 2012 (Proposal 4).

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial toll-free 1-800-776-9437, or, if you are calling outside the U.S., dial 1-718-921-8500, using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 16, 2011 to be counted.

➢	To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 16, 2011 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 31, 2011 you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Blue Nile. To vote by proxy card, simply complete and mail the proxy card according to the instructions provided to you to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain from the record holder a valid proxy issued in your name and present it to our inspector of elections at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2011.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may grant a subsequent proxy by telephone or through the Internet.

➢	You may send a timely written notice that you are revoking your proxy to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

➢	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 17, 2011 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.

A stockholder proposal or nomination for director that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in our Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing to our Corporate Secretary at our principal executive offices no later than the close of business on February 17, 2012 (90 days prior to the first anniversary of the 2011 Annual Meeting Date) nor earlier than the close of business on January 18, 2012 (120 days prior to the first anniversary of the 2011 Annual Meeting date). In the event that we set an Annual Meeting date for 2012 that is not within 30 days before or after the anniversary of the 2011 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2012 Annual Meeting is first made. You are also advised to carefully review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the submission of certain information with respect to proposed nominees and proponents of any stockholder proposals. You may obtain a copy of our Bylaws by mailing a request in writing to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

How many votes are needed to approve each proposal?

If a quorum is present, each proposal requires the votes described below to be approved.

➢	Proposal 1 — Election of Directors. For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢	Proposal 2 — Advisory Vote on Executive Compensation. To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

➢	Proposal 3 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation. You may vote “For Every Three Years,” “For Every Two Years,” or “For Every Year,” or “Abstain.” To be approved, the proposal for the frequency of the advisory vote on the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote for each of the options.

➢	Proposal 4 — Ratification of Deloitte & Touche LLP as Independent Auditor. To be approved, the ratification of Deloitte & Touche LLP as our independent auditor for fiscal year ending January 1, 2012 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 14,588,679 shares of common stock outstanding and entitled to vote. Thus, the holders of 7,294,340 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.

What if I return a proxy card but do not make specific choices?

If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted as recommended by the Board of Directors. The Board of Directors unanimously recommends a vote:

1.	FOR the election of the two nominees for director (Proposal 1);

2.	FOR approval of the advisory resolution on executive compensation (Proposal 2);

3.	To conduct an advisory vote on executive compensation EVERY THREE YEARS (Proposal 3); and

4.	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditor for fiscal year ending January 1, 2012 (Proposal 4).

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using her best judgment.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion may either leave your shares unvoted or vote your shares on routine matters. The election of directors, the advisory approval of executive compensation, and the advisory vote on the frequency of the advisory vote on executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients, and who do not have discretionary authority to vote on these matters because they are non-routine matters. In tabulating the voting results for the election of directors, the advisory approval of executive compensation, and the advisory vote of the frequency of the advisory vote on executive compensation, shares that constitute broker non-votes are not considered entitled to vote on such proposals. Accordingly, broker non-votes will not affect the outcome of the vote on these proposals.

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 1, 2012 is considered a routine matter.

Whether or not your brokerage firm can vote or does vote your shares on your behalf on any proposal, your shares will be counted as present for the purpose of determining a quorum.

How can I find out the results of the voting at the Annual Meeting?

Votes will be counted by a representative of our independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. We will publish final voting results on a Form 8-K that we expect to file within four business days after our Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish the preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board of Directors presently has eight members. There are two directors in the class whose terms of office expire in 2011, Eric Carlborg and Mark Vadon. Mr. Carlborg has served as a director since 2005 and was previously elected by the stockholders. Mr. Vadon has served as a director since our inception in March 1999 and was previously elected by the stockholders.

Mr. Carlborg has been designated by our Board of Directors as an Audit Committee financial expert. In addition, the Board of Directors affirmatively determined that Mr. Carlborg is an independent director and independent Audit Committee member within the independent meaning of the applicable NASDAQ Stock Market LLC (“Nasdaq”) listing standards. Mr. Carlborg brings extensive financial expertise and tremendous leadership to our Board of Directors and Audit Committee. Mr. Vadon has served as chairman of the Board of Directors since our inception in March 1999. He brings a deep understanding and expertise of the business and provides valuable strategic leadership to the business. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Mr. Carlborg and Mr. Vadon to stand for election at the 2011 Annual Meeting. If elected at the 2011 Annual Meeting, each of Mr. Carlborg and Mr. Vadon would serve until the 2014 Annual Meeting and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. If elected, Mr. Carlborg would be an independent non-employee director. If elected, Mr. Vadon would not be considered an independent director because he is employed by us as our executive chairman. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Mr. Vadon and Ms. Irvine attended the 2010 Annual Meeting.

For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by us. Alternatively, the Board of Directors may decide to reduce the size of the Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.

Below is a biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below include information, as of the date of this proxy statement, regarding specific and particular experience, qualifications, attributions or skills of each director that led the Nominating and Corporate Governance Committee to recommend the director nominees to the Board of Directors and to conclude that each of the other directors should continue to serve as members of our Board of Directors.

In addition to the individual information set forth below, all of our directors, including our nominees, must exemplify the highest levels of ethics and integrity, have a demonstrated willingness to devote sufficient time and energy to serving on our Board of Directors and Committees of the Board of Directors, and have a commitment to rigorously representing the long-term interests of our stockholders.

Nominees for Election for a Three-year Term Expiring at the 2014 Annual Meeting

Mark Vadon
Mark Vadon, age 41, co-founded Blue Nile and has served as Chairman of the Board of Directors since its inception in March 1999. He has served as the Company’s Executive Chairman since February 2008 and served as the Company’s Chief Executive Officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. In 2009, Mr. Vadon founded Zulily, Inc., a private-sale shopping site for moms, and serves as its Chairman of the Board of Directors. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University. Mr. Vadon serves as our Chairman of the Board of Directors. Mr. Vadon founded Blue Nile over ten years ago and brings to the Board of Directors a deep understanding and expertise of the business and the strategic vision for the business. Further, Mr. Vadon’s experience and tenure both on the Board of Directors and at the Company provides the Board of Directors with critical leadership and institutional knowledge. Mr. Vadon’s expertise and experience with Blue Nile make him exceptionally well suited to serve as our Chairman of the Board of Directors.

Eric Carlborg
Eric Carlborg, age 47, has served as a director since February 2005. Since June 2010, Mr. Carlborg has served as a partner at August Capital, an investment company. From April 2006 to June 2010, Mr. Carlborg served as a partner at Continental Investors LLC, an investment company. From September 2005 to March 2006, Mr. Carlborg served as Chief Financial Officer of ProvideCommerce, Inc., an e-commerce company. From July 2001 to October 2004, Mr. Carlborg was a Managing Director of Investment Banking with Merrill Lynch & Co., a financial services company. Prior to his tenure at Merrill Lynch, Mr. Carlborg served in various executive financial positions, including Chief Financial Officer at Authorize.net, Inc. and Chief Strategy Officer at Go2Net, Inc., providers of Internet products and services. Mr. Carlborg also previously served as Chief Financial Officer for Einstein/Noah Bagel Corp., a food service company. Mr. Carlborg previously served as a member of the Board of Directors of Big Lots, Inc., a Fortune 500 retailer. Mr. Carlborg holds a B.A. from the University of Illinois and an M.B.A. from the University of Chicago. Mr. Carlborg serves as the Chair of our Audit Committee. Mr. Carlborg’s extensive background in accounting and financial management is valuable to our Board of Directors and Audit Committee. Additionally, Mr. Carlborg has a deep understanding of our financials and our business, which make him an especially valuable and effective Audit Committee Chair. Mr. Carlborg has been designated by our Board of Directors as an Audit Committee financial expert.

The Board Of Directors Unanimously Recommends
A Vote In Favor Of Each Named Nominee (Proposal 1).

Directors Continuing in Office Until the 2012 Annual Meeting

Mary Alice Taylor
Mary Alice Taylor, age 61, has served as a director since March 2000 and served as Blue Nile’s lead independent director from May 2004 through February 2011. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as Chairman and Chief Executive Officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as Chairman and Chief Executive Officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as Corporate Executive Vice President of Worldwide Operations and Technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as Senior Vice President of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor also serves on the Board of Directors of Allstate Corporation, an insurance company. Ms. Taylor formerly served on the Board of Directors of Autodesk Inc., a design software company, and Sabre Holdings, an Internet travel services company. Ms. Taylor holds a B.S. in Finance from Mississippi State University. Ms. Taylor served as our lead independent director from May 2004 through February 2011 and is the Chair of the Nominating and Corporate Governance Committee. She also serves as a member of our Audit Committee. Ms. Taylor is a seasoned business leader and director. Her executive leadership experience, including her role as Chief Executive Officer, provides the Board of Directors with valuable operational, financial, and executive leadership skills. Her tenure and in-depth knowledge about our business made her exceptionally well suited to serve as our lead independent director. Ms. Taylor has been designated by our Board of Directors as an Audit Committee financial expert.

Michael Potter
Michael Potter, age 49, has served as a director since October 2007 and has served as our lead independent director since February 2011. Mr. Potter served as Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as Chief Executive Officer, Mr. Potter served in various capacities at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter currently serves on the Board of Directors of Coldwater Creek, Inc., a triple channel retailer of women’s apparel, gifts and accessories. Mr. Potter formerly served on the Board of Directors of Newegg, Inc., an online-only retailer specializing in high-tech products, and Big Lots, Inc. Mr. Potter holds an M.B.A. from Capital University in Ohio and a B.S. in Finance and Management from the University of Oregon. Mr. Potter serves on our Audit Committee and Compensation Committee. Mr. Potter brings a wealth of retail experience to the Board of Directors. Additionally, his experience as a Chief Executive Officer and former director of a Fortune 500 retailer provides the Board of Directors with valuable leadership skills, operational experience, and strategic planning experience. His prior experience as a Chief Financial Officer also provides valuable financial expertise to the Board of Directors and to the Audit Committee. Mr. Potter’s leadership, tenure, and experience make him extremely well qualified to serve as our lead independent director. Mr. Potter has been designated by our Board of Directors as an Audit Committee financial expert.

Steve Scheid
Steve Scheid, age 57, has served as a director since October 2007. Mr. Scheid currently serves as Chairman of the Board of Janus Capital Group, Inc., an asset management company. From April 2004 until December 2005, Mr. Scheid served as Chief Executive Officer and Chairman of the Board of Janus. Mr. Scheid joined the Janus Board in December 2002 and was appointed Chairman in January 2004. Mr. Scheid served as Vice Chairman of The Charles Schwab Corporation and President of Schwab’s retail group from 2000 to 2002. Prior thereto, Mr. Scheid headed Schwab’s financial products and services group and was the firm’s Chief Financial Officer from 1996 through 1999. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board in Washington, D.C. Mr. Scheid has served as a founding partner of Strategic Execution Group, LLC, a consulting firm, since April 2007. Mr. Scheid formerly served on the Board of Directors of PMI Group, Inc., an international provider of credit enhancement products and Autodesk, Inc., a design software company. Mr. Scheid holds a B.S. from Michigan State University. Mr. Scheid serves as the Chair of our Compensation Committee. Mr. Scheid has a deep expertise in finance, retail strategies, risk management, and investment services. Additionally, he provides the Board of Directors with valuable executive leadership experience. Mr. Scheid has a deep understanding of and tremendous experience with executive compensation packages making him an exceptionally valuable and effective Compensation Committee Chair.

Directors Continuing in Office Until the 2013 Annual Meeting

Diane Irvine
Diane Irvine, age 52, has served as a director since May 2001, and has served as Blue Nile’s Chief Executive Officer since February 2008 and as President since February 2007. She served as the Company’s Chief Financial Officer from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine formerly served on the Board of Directors of Ticketmaster Entertainment, Inc., a live entertainment ticketing and marketing company, and Davidson Companies, an investment banking and asset management company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University. Ms. Irvine’s experience and tenure at Blue Nile provides the Board of Directors with critical insights into the Company’s day-to-day operations, organizational development and structure, and short and long-term strategic opportunities and challenges. Additionally, Ms. Irvine brings substantial leadership skills and financial expertise to the Board of Directors.

Leslie Lane
Leslie Lane, age 43, has served as a director since December 2008. Mr. Lane has served as Vice President and Managing Director of the Nike Foundation at Nike, Inc., a leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories, since June 2010. From October 2006 to June 2010, he served as Vice President and General Manager of Global Running for Nike, Inc. From March 2004 to October 2006, he served as the Director of Nike Global Footwear Finance and Strategic Planning and, from March 2003 to March 2004, he served as the Director of Nike Subsidiaries. From 1998 to 2002, Lane held various positions at Roll International Corporation, a private holding company, including serving as the Chief Operating Officer of PomWonderful LLC, the Chief Financial Officer of Paramount Citrus, and the Vice President of Strategy of Roll International Corporation. From 1990 to 1998, Lane was a consultant with Bain & Company. He holds an M.A. in Chemistry from Oxford University and an M.B.A. from Harvard University. Mr. Lane is a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Lane has a strong background in building a customer-centric brand. His experience provides the Board of Directors with valuable insights into strategic branding and marketing opportunities both domestically and internationally. Further, Mr. Lane’s deep financial expertise and experience is valuable to the Board of Directors and the Audit Committee. Mr. Lane has been designated by our Board of Directors as an Audit Committee financial expert.

Ned Mansour
Ned Mansour, age 62, has served as a director since December 2008. Mr. Mansour served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. He joined Mattel in 1978 as a senior attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mr. Mansour currently serves on the Board of Directors of the Ryland Group, one of the nation’s largest homebuilders. In addition, Mr. Mansour previously served as a member of the Board of Directors of Mattel and Big Lots, Inc., a Fortune 500 retailer. He holds a B.A. in Finance from the University of Southern California and a J.D. from the University of San Diego School of Law. Mr. Mansour serves on our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Mansour brings a wealth of experience in retail operations, international expansion, marketing, and corporate governance. Additionally, having served as a President of a large retailer and a director at several large companies, Mr. Mansour brings valuable executive leadership experience to the Board of Directors.

Independence of The Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect, from time to time.

Consistent with these considerations, after reviewing all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent auditor, the Board of Directors affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mary Alice Taylor, Eric Carlborg, Leslie Lane, Ned Mansour, Michael Potter, and Steve Scheid. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with us. In determining the independence of Mr. Carlborg, the Board of Directors considered that August Capital, LLC, an investment company in which Mr. Carlborg serves as a partner, had acquired a less than 10% interest in Zulily, Inc., a company that Mr. Vadon founded and currently serves as chairman of its Board of Directors. In determining the independence of Mr. Potter, the Board of Directors considered that Mr. Potter serves on the Board of Directors of Zulily, Inc. The Board of Directors deemed that the relationships between Mr. Carlborg and Zulily, Inc. and Mr. Potter and Zulily, Inc. would not interfere with the exercise of independent judgment by Mr. Carlborg or Mr. Potter in carrying out each of their responsibilities as a director of Blue Nile. Mr. Vadon, our executive chairman, and Ms. Irvine, our chief executive officer and president, are not independent directors by virtue of their employment with us.

The Board of Directors’ Role in Risk Oversight

There are risks inherent in every business and our Board of Directors has oversight over how we manage the risks associated with our business. Our Board of Directors has delegated to the Audit Committee the primary responsibility for the oversight of our risks. The Audit Committee Chair reports to the full Board of Directors the process the Audit Committee and management went through to fulfill its oversight responsibilities and the results from the process. The Audit Committee’s Charter provides, in relevant part, that it will review and discuss with management and with our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures.

At least annually, the Audit Committee evaluates our risks and the management of our risks. In 2010, management presented to the Audit Committee our Enterprise Risk Management assessment tool. In connection with its review, the Audit Committee went through the risks identified by management, the process management used to identify and rate risks, the mitigation strategies for each of the material risks, and the relevant action items. The Chair of the Audit Committee then reported to the Board of Directors the process it and management went through and discussed the material findings from the review. The Board of Directors believes that the process that it goes through to oversee the management of risks allows it to understand the critical risks facing the business, evaluate our risk management process and ensure that they are functioning adequately, and foster a culture of risk awareness.

Meetings of the Board of Directors

The Board of Directors met five times during fiscal year 2010. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal year 2010, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director for fiscal year 2010, Mary Alice Taylor, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, as applicable.

Information Regarding the Board of Directors and its Committees

In April 2004, our Board of Directors documented the governance practices followed by us and our Board of Directors by adopting the Corporate Governance Policies of the Board of Directors (the “Governance Policies”). The Governance Policies provide the Board of Directors with the necessary authority to review and evaluate our business operations, as needed, and they are designed to facilitate the Board of Directors’ independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the Board of Directors will follow with respect to the selection of directors, the independence of the directors, meetings of the Board of Directors, committees of the Board of Directors, and the responsibilities of the Board of Directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies of the Board of Directors, as well as the charters for each committee of the Board of Directors, may be viewed on our website at www.bluenile.com in the corporate governance section of our investor relations page.

Leadership Structure. The Board of Directors does not have a policy on whether the role of the chairman and chief executive officer should be separate, but currently our former chief executive officer, Mr. Vadon, is serving as our chairman. The role of the chairman and chief executive officer became separate in February 2008, when Mr. Vadon transitioned from our chief executive officer to our executive chairman. The Board of Directors believes that this leadership structure is appropriate at this time as it allows our chief executive officer, Ms. Irvine, to focus on her management responsibilities. Additionally, the Board of Directors believes that Mr. Vadon’s role as the chairman of the Board is appropriate given his responsibilities over our long-term strategic planning. Mr. Vadon is not considered an independent director. Our Governance Policies provide that to the extent that there is not an independent chairman, the Board of Directors will designate an independent director to serve as lead independent director. From May 2004 through February 2011, the Board of Directors designated Ms. Taylor to serve as our lead independent director. In February 2011, the Board of Directors designated Mr. Potter to serve as our lead independent director. Pursuant to our Governance Policies, except to the extent otherwise deemed appropriate by the Board of the Directors, the lead director has the following responsibilities: (i) in conjunction with the chief executive officer, establish any agenda for meetings of the independent directors, (ii) preside over the meetings of the independent directors, and (iii) coordinate the activities of the other independent directors and to perform various other duties. Typically, there is a meeting of the independent directors in conjunction with every meeting of the Board of Directors and in 2010 each meeting of the Board of Directors included a non-management executive session. This allows the directors to speak candidly on any matter of interest, without the executive chairman, chief executive officer, or any other members of management present.

Committees. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2010 for each of the committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance

Eric Carlborg	X	*
Diane Irvine
Leslie Lane	X				X
Ned Mansour			X		X
Michael Potter**	X		X
Steve Scheid			X	*
Mary Alice Taylor	X				X	*
Mark Vadon

Total meetings in fiscal year 2010	10		8		3

*	Committee Chairperson
**	Lead Independent Director as of February 2011. Ms. Taylor was the lead independent director from May 2004 through February 2011.

Below is a description of each committee of the Board of Directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent auditor;

•	determining and approving the engagement of the independent auditor;

•	reviewing all relationships between the prospective auditors, or their affiliates and the Company, or persons in financial oversight roles at the Company, that may reasonably be thought to bear on independence, and to discuss with the prospective auditors the potential effects of such relationships on the independence of the prospective auditors;

•	determining whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor;

•	evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent auditor to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditor on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between us and any related parties;

•	conferring with management and the independent auditor regarding the effectiveness of our internal controls over financial reporting;

•	establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Four directors comprise the Audit Committee: Mr. Carlborg (chairman), Mr. Lane, Mr. Potter and Ms. Taylor. The Audit Committee met ten times during fiscal year 2010. The Audit Committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Our Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has also determined that each of Mr. Carlborg, Mr. Lane, Mr. Potter, and Ms. Taylor, qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. In making this determination, the Board of Directors made a qualitative assessment of Mr. Carlborg, Mr. Lane, Mr. Potter and Ms. Taylor’s level of knowledge and experience based on a number of factors, including their respective formal education, experience, business acumen, and independence.

Audit Committee Report(1)

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2010 with management of Blue Nile. The Audit Committee has also discussed with Blue Nile’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Blue Nile’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Blue Nile’s independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Blue Nile’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.

Date: April 15, 2011

Respectfully submitted,

Eric Carlborg, Chairman
Leslie Lane
Michael Potter
Mary Alice Taylor

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee acts on behalf of the Board of Directors to review, adopt, and oversee our compensation strategy, policies, plans, and programs, including:

•	review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	review and approval of the compensation and other terms of employment of our executive officers and other senior management; and

•	administration of our equity compensation plans, incentive compensation plans, and other similar plans.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statement.

Three directors comprise the Compensation Committee: Mr. Scheid (chairman), Mr. Mansour, and Mr. Potter. Our Board of Directors has determined that all of the members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee met eight times during fiscal year 2010. The Compensation Committee has adopted a written Compensation Committee charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

The agenda for each Compensation Committee meeting is generally developed by the chair of the Compensation Committee, in consultation with the chief executive officer, the executive chairman, and the general counsel, as appropriate. The Compensation Committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in the Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the Compensation Committee formed the Stock Award Committee. Four executives comprise the Stock Award Committee: our chief executive officer, our executive chairman, our chief financial officer, and our general counsel. The Compensation Committee delegated authority to the Stock Award Committee grant within ranges approved by the Compensation Committee: (1) stock options to newly hired non-executive employees, and (2) merit awards to existing non-executive employees at such times as are specifically authorized. The purpose of this delegation of authority is to enhance the flexibility of our option administration and to facilitate the timely grant of options to non-executive employees within specified limits approved by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Scheid, Mansour, and Potter were the only members of the Compensation Committee during the fiscal year ended January 2, 2011. None of the Compensation Committee’s members has at any time been an officer or employee of Blue Nile. None of our executive officers serve, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee. None of the Compensation Committee’s members is or was a participant in a “related person transaction” in the past fiscal year (see “Transactions with Related Persons” included herein for a description of our policy on related person transactions).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the Board of Directors for election to the Board of Directors;

•	reviewing and evaluating incumbent directors;

•	considering recommended director nominees and proposals submitted by stockholders;

•	establishing policies and procedures to facilitate stockholder communications with the Board of Directors;

•	evaluating the performance, authority, operations, charter and composition of each standing committee and the performance of each committee member and recommending changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the Board of Directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	reviewing significant regulatory, legal or other initiatives and matters that may materially impact us;

•	developing and reviewing our corporate governance principles;

•	evaluating our directors and officers liability insurance; and

•	overseeing our policies and practices regarding philanthropic and political activities.

Three directors comprise the Nominating and Corporate Governance Committee: Ms. Taylor (chairwoman), Mr. Lane and Mr. Mansour. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during fiscal year 2010. The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Criteria for Nominees.  The Nominating and Corporate Governance Committee reviews the experience and characteristics appropriate for members of the Board of Directors and director nominees in light of the Board of Directors’ composition at the time, and skills and expertise needed at the Board of Directors and committee levels. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the Board of Directors by majority vote.

To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director nominees. To date, the Nominating and Corporate Governance Committee has not received a timely recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider properly submitted director nominees recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Our Bylaws contain other specific requirements to properly submit a director nomination to our stockholders. A recommendation of a nominee to the Nominating and Corporate Governance Committee shall not be deemed to satisfy the nomination requirements set forth in our Bylaws.

Diversity.  While the Nominating and Corporate Governance Committee does not have a formal diversity policy for Board membership, the Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Corporate Governance Committee identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. As part of the process of identifying candidates, the Nominating and Corporate Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of that candidate’s possible contribution to the Board of Directors’ overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business.

Stockholder Communications With The Board Of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

Code Of Ethics

We have adopted the Blue Nile, Inc. Code of Ethics that applies to all officers, directors and employees, including our chief executive officer, chief financial officer, controller, and persons performing similar functions. The Code of Ethics is available on our website at www.bluenile.com in the corporate governance section of our investor relations page. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

Proposal 2

Advisory Vote On Executive Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are asking our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the fiscal year 2010 compensation paid to our named executive officers.

Record Financial Results for 2010. Our executives have successfully managed us through the recent dramatic economic downturn, and we believe our compensation program for our named executive officers was instrumental in helping us achieve strong financial performance. Our fiscal 2010 financial results were highlighted by the following:

•	Net sales growth of 10.2% to $332.9 million;

•	Growth in international sales of 30.4% to $43.3 million.

•	Record gross profit of $71.9 million;

•	Operating income rose 10.0% to $21.3 million;

•	Net income increased 10.5% to $14.1 million;

•	Earnings per diluted share increased 11.9% to $0.94;

•	Non-GAAP Adjusted EBITDA growth of 7.5% to $31.3 million; and

•	Record non-GAAP free cash flow of $39.8 million.

Our strong earnings and operational excellence helped drive our year-end balance of cash, cash equivalents, and short term investments of $113.3 million, compared to $93.1 million at the end of 2009. We have no long-term indebtedness. We believe we are well positioned to reward our stockholders over the long-term.

Fiscal Year 2010 Compensation Program Highlights. As discussed in more detail under the heading “Compensation Discussion and Analysis,” we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. The Compensation Committee measures performance and sets goals and objectives on the basis of financial and individual results that it believes will position us for long-term sustainable success. We believe that the fiscal year 2010 compensation of our named executive officers was appropriate and aligned with our 2010 results. Our fiscal year 2010 compensation program highlights are set forth below.

•	On average, 72% of the total compensation paid to our named executive officers was in the form of variable or “at risk” compensation. Variable compensation is tied to the achievement of our performance goals or stock price appreciation.

•	We continue to emphasize stock options as a key element of our compensation program, so that our named executive officers are only rewarded when our stock price increases.

•	Based on our fiscal year 2010 results, on average, our named executive officers received 50% of their target cash incentive bonus awards. In contrast, in fiscal year 2008, when we did not achieve our financial goals due to the global economic recession, our executives did not earn any cash incentive bonus awards. In addition, most of our named executive officers did not receive an increase in their base salaries and target bonus awards in fiscal year 2009 due to the economic recession.

•	Our named executive officers were not provided with any “executive perquisites,” and were only provided with minimal perquisites that were also provided to all of our regular full-time employees.

The Compensation Committee regularly reviews the compensation program for our executives to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our executive compensation program has been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and in enabling us to attract and retain very talented executives.

Advisory Vote and Board Recommendation. We request stockholder approval of the 2010 compensation of our named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Blue Nile, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Blue Nile’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”

To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

The Board Of Directors Unanimously Recommends
A Vote of “For” the compensation of our named executive officers (Proposal 2).

Proposal 3

Advisory Vote On The Frequency Of An Advisory Vote On Executive Compensation

Pursuant to the Dodd-Frank Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation program, such as the proposal contained in Proposal 2 above. In particular, we are asking whether the advisory vote on executive compensation should occur every three years, every two years, or every year.

Our Board of Directors believes that an advisory vote on our executive compensation should be conducted every three years, or on a triennial basis. As described in the “Compensation Discussion and Analysis” section below, one of the core principles of our executive compensation program is to ensure our executives’ interest are aligned with our stockholders’ interest to create long-term sustainable value. This principle is exemplified by the Compensation Committee’s focus on long-term incentive compensation. Accordingly, we believe that a triennial vote on our executive compensation program best correlates with our focus on long-term performance and value creation, while avoiding over-emphasis on short-term variations in compensation and business results.

Additionally, a triennial vote will provide us with sufficient time to thoughtfully respond to stockholder sentiments and implement any necessary changes. We carefully consider changes to our compensation program to ensure consistency and the continued effectiveness of our program. We believe that a triennial vote is an appropriate frequency to provide our Compensation Committee with sufficient time to thoughtfully consider and implement appropriate changes to our compensation program.

Finally, offering the advisory vote every three years will improve the ability of institutional funds that hold shares in a large number of public companies to exercise their voting rights in a more deliberate, thoughtful and informed way. We believe that institutions will be able to provide us with more meaningful input on our compensation program, if they are not simultaneously required to evaluate the compensation program of every public company, every year.

If there are any concerns about our executive compensation during the interval between “say-on-pay” votes, stockholders are encouraged to bring their concerns to us, our Board of Directors, or our Compensation Committee at any time. Please refer to “Stockholder Communications with the Board of Directors,” in this proxy for information about communicating with the Board of Directors.

We request that our stockholders select, “Every Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board of Directors and Compensation Committee will review the results of the vote and take them into consideration when making a determination concerning the frequency of advisory votes on executive compensation.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of “Every Three Years.” “Every Two Years, or “Every Year” or stockholders may “Abstain” from voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every three years, every two years, or every year.”

The Board Of Directors Unanimously Recommends That You Vote For The Option of “Every Three
Years” on The Proposal Recommending The Frequency of The Advisory Vote on Executive
Compensation (Proposal 3).

Proposal 4

Ratification Of Selection Of Independent Auditor

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent auditor for fiscal year ending January 1, 2012 and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as our independent auditor since 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditor. The Audit Committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in best interest of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended January 2, 2011 and January 3, 2010 by Deloitte & Touche LLP, our principal accountant for each of these fiscal years. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	January 2, 2011	January 3, 2010

Audit Fees (1)	$569,910	$571,083
Audit-related Fees	—	—
Tax Fees (2)	25,628	23,309
All Other Fees (3)	2,190	2,190

Total Fees	$597,728	$596,582

(1)	Audit Fees consist of fees we paid to Deloitte & Touche LLP for (a) the audit of our annual financial statements included in our 2010 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (b) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects; (c) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.
(2)	Tax fees in fiscal 2010 relate to 2009 federal, state and foreign tax return preparation. Tax fees in fiscal 2009 relate to 2008 federal, state and foreign tax return preparation.
(3)	Other fees paid consist of a subscription to an online technical accounting research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. These policies generally provide for the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to and ratified by the full Audit Committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the Audit Committee in advance of rendering those services or approved by a delegate and subsequently ratified by the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Unanimously Recommends
A Vote In Favor Of Proposal 4.

Security Ownership of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of March 11, 2011, except as otherwise indicated, by: (i) each director and nominee for director; (ii) each of our named executive officers (as defined herein); (iii) all of our executive officers, directors and nominees for director as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Marathon Asset Management LLP (2)	2,335,629	16.2%
Orion House, 5 Upper St. Martin’s Lane London, WC2H 9EA, United Kingdom

Capital World Investors (3)	1,703,575	11.8%
333 South Hope Street Los Angeles, CA 90071

Morgan Stanley (4)	1,656,490	11.5%
1585 Broadway New York, NY 10036

FMR LLC (5)	1,491,709	10.4%
82 Devonshire Street Boston, MA 02109

Baron Capital Group, Inc. (6)	1,408,350	9.8%
767 Fifth Avenue, 49th Floor New York, NY 10153

Zevenbergen Capital Investments LLC (7)	1,059,191	7.4%
601 Union Street, Suite 4600 Seattle, WA 98101

BlackRock, Inc. (8)	1,028,872	7.2%
40 East 52nd Street New York, NY 10022

T. Rowe Price Associates, Inc (9)	842,010	5.8%
100 East Pratt Street, 10th Floor Baltimore, MD 21202

SMALLCAP World Fund, Inc (10)	829,140	5.8%
333 South Hope Street Los Angeles, CA 90071

Bank of New York Mellon Corporation (11)	724,363	5.0%
One Wall Street, 31st floor New York, NY 10286

Officers and Directors

Mark Vadon (12)	725,520	4.8%

Diane Irvine (13)	531,032	3.5%

Vijay Talwar (14)	—	*

Dwight Gaston (15)	136,099	*

Susan Bell (16)	97,564	*

Marc Stolzman (17)	—	*

Mary Alice Taylor (18)	51,869	*

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Eric Carlborg (19)	27,687	*

Leslie Lane (20)	13,093	*

Ned Mansour (21)	8,041	*

Michael Potter (22)	17,996	*

Steve Scheid (23)	19,005	*

All executive officers and directors as a group (16 persons) (24)	1,768,263	10.9%

* Less than one percent.

(1)	Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,588,032 shares outstanding on March 11, 2011, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 11, 2011 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership percentage, but are not deemed outstanding for computing the ownership percentage of any other person other than the executive officers and directors as a group.
(2)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 3, 2011 on behalf of M.A.M. Investments Ltd. (“M.A.M.”), Marathon Asset Management (Services) Ltd. (“Marathon Ltd.”), Marathon Asset Management LLP (“Marathon LLP”), William James Arah (“Arah”), Jeremy John Hosking (“Hosking”) and Neil Mark Ostrer (“Ostrer”). According to the report, M.A.M., Marathon Ltd., Marathon LLP, Arah, Hosking and Ostrer each beneficially owns an aggregate of 2,335,629 shares and has shared voting power with respect to 1,770,792 shares and shared dispositive power with respect to 2,335,629 shares. Marathon Ltd, an owner of Marathon LLP, is a wholly owned subsidiary of M.A.M and, as such, shares with M.A.M. the voting and dispositive power as to all shares beneficially owned by Marathon Ltd. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and executive committee members of Marathon LLP.
(3)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 14, 2011 on behalf of Capital World Investors. According to the report, Capital World Investors, a division of Capital Research and Management Company (“CRMC”) is deemed to be the beneficial owner of 1,703,575 shares as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital World Investors has sole voting and dispositive power over 1,703,575 shares.
(4)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 9, 2011 on behalf of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. According to the report, Morgan Stanley beneficially owns an aggregate of 1,656,490 shares and has sole voting power with respect to 1,574,497 shares and sole dispositive power with respect to 1,656,490 shares and Morgan Stanley Investment Management, Inc. beneficially owns an aggregate of 1,631,422 shares and has sole voting power with respect to 1,549,429 and sole dispositive power with respect to 1,631,422 shares.
(5)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 14, 2011 on behalf of FMR LLC and Edward C. Johnson 3d. Edward C. Johnson 3d is the Chairman of FMR LLC and he and members of his family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. According to the report, FMR LLC and Edward C. Johnson 3d each has sole dispositive power with respect to 1,491,709 shares and FMR LLC has sole voting power with respect to 56,663 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,435,046 shares as a result of acting as investment advisor to various investment companies. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 1,000,000 shares as of the reporting date.

(6)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 14, 2011 on behalf of Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”), and Ronald Baron. According to the report, BCG has beneficial ownership over 1,408,350 shares, BAMCO has beneficial ownership over 1,377,500 shares, BCM has beneficial ownership over 30,850 shares, BGF has beneficial ownership over 1,060,000 shares and Ronald Baron has beneficial ownership over 1,408,350 shares. BCG, BAMCO, BCM, BGF and Ronald Baron each share voting power with respect to 1,326,350, 1,297,500, 28,850, 1,060,000 and 1,326,350 shares, respectively. BCG, BAMCO, BCM, BGF and Ronald Baron each have shared dispositive power with respect to 1,408,350, 1,377,500, 30,850, 1,060,000 and 1,408,350 shares, respectively. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interesting in BCG.
(7)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 14, 2011 on behalf of Zevenbergen Capital Investments LLC (“Zevenbergen”). According to the report, Zevenbergen has sole voting power over 550,691 shares and sole dispositive power over 1,059,191 shares. Zevenbergen disclaims beneficial ownership of 1,059,191 shares.
(8)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 3, 2011 on behalf of BlackRock, Inc. According to the report, BlackRock, Inc. beneficially owns an aggregate of 1,028,872 shares. BlackRock, Inc. has sole voting and dispositive power over 1,028,872 shares.
(9)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 9, 2011 on behalf of T.Rowe Price Associates, Inc. According to the report, T. Rowe Price Associates, Inc. beneficially owns an aggregate of 842,010 shares. T.Rowe Price Associates, Inc. has sole voting and dispositive power over 181,210 shares and 842,010 shares, respectively.
(10)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 14, 2011 on behalf of SMALLCAP World Fund, Inc. (“SWF”). According to the report, SWF is an investment company registered under the Investment Company Act of 1940, and is advised by Capital Research and Management Company. SWF is deemed to be the beneficial owner of 829,140 shares and has sole voting power over 829,140 shares.
(11)	This information is as of December 31, 2010 and is based solely on information reported on a Schedule 13G filed on February 3, 2011 on behalf of Bank of New York Mellon Corporation. According to the report, the shares are beneficially owned by the direct and indirect subsidiaries of The Bank of New York Mellon. The Bank of New York Mellon is deemed to be the beneficial owner of 724,363 shares and has sole voting and dispositive power over 711,023 shares and 724,363 shares, respectively.
(12)	Includes 614,409 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(13)	Includes 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Laura Anne Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of David Douglas Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Jessica Leigh Irvine under the Washington Uniform Gift to Minors Act and 490,563 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(14)	Mr. Talwar joined us in August 2010, and he did not own any shares as of March 11, 2011 and did not have any shares of stock issuable upon the exercise of options within 60 days of March 11, 2011.
(15)	Includes 134,686 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(16)	Includes 96,749 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(17)	Mr. Stolzman did not hold any shares as of March 11, 2011. Mr. Stolzman resigned in November 2010.
(18)	Includes 44,041 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(19)	Includes 26,687 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(20)	Includes 11,041 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(21)	Includes 6,041 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.

(22)	Includes 16,041 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(23)	Includes 16,041 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 11, 2011.
(24)	Includes shares held by our executive officers and our Board of Directors, including the shares described in notes (12) through (23) above. The four executive officers who are not also named executive officers held a combined 138,857 shares issuable pursuant to options that are exercisable within 60 days of March 11, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 2, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that due to our administrative error, Ms. Maupin reported one transaction one day late on a Form 4 filed on April 13, 2010.

Executive Officers

Set forth below is information regarding our executive officers as of March 11, 2011.

Name	Age	Position
Diane Irvine	52	Chief Executive Officer, President, and Director

Mark Vadon	41	Executive Chairman and Chairman of the Board of Directors

Vijay Talwar	39	Chief Financial Officer, Senior Vice President, and General Manager of International

Susan Bell	53	Senior Vice President

Dwight Gaston	42	Senior Vice President

Marianne Marck	51	Senior Vice President

Terri Maupin	49	Vice President of Finance and Controller

Lauren Neiswender	38	General Counsel and Secretary

Jon Sainsbury	32	Vice President of Marketing

Diane Irvine has served as a director since May 2001, and has served as Blue Nile’s Chief Executive Officer since February 2008 and as President since February 2007. She served as the Company’s Chief Financial Officer from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine formerly served on the Board of Directors of Ticketmaster Entertainment, Inc., a live entertainment ticketing and marketing company, and Davidson Companies, an investment banking and asset management company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University.

Mark Vadon co-founded Blue Nile and has served as Chairman of the Board of Directors since its inception in March 1999. He has served as the Company’s Executive Chairman since February 2008 and served as the Company’s Chief Executive Officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. In 2009, Mr. Vadon founded Zulily, Inc., a private-sale shopping site for moms, and serves as its Chairman of the Board of Directors. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University.

Vijay Talwar, has served as our Senior Vice President and General Manager of International since August 2010. Since November 2010, he has also served as our interim Chief Financial Officer. From November 2008 to August 2010, Mr. Talwar served as the Chief Executive Officer of the William J. Clinton Foundation India, a global 501(c)(3) nongovernmental organization established to provide healthcare and sustainability programs across India and South Asia. From February 2008 to September 2008, Mr. Talwar served as the Chief Operating Officer of EL Rothschild LLC, a venture designed to bring international luxury brands to India. From April 2007 to January 2008, Mr. Talwar served as the Chief Operating Officer for the Central Europe, Middle East and Africa region at Nike, Inc., the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories. From June 2004 to April 2007, Mr. Talwar served as the Senior Director of Strategy and Finance at Nike’s Global Apparel division. From December 2003 to June 2004, Mr. Talwar served as the Director of Strategy at Nike’s Global Apparel division, and from April 2002 to December 2003, he served as a Manager of the Global Strategic Planning group at Nike. Prior to Nike, Mr. Talwar was a consultant at Bain & Company, a management consulting firm; a special projects manager and senior internal auditor at the Kellogg Company, a leading producer of cereal and convenience foods; and a senior tax consultant and audit assistant at Deloitte & Touche, an accounting firm.

Susan Bell has served as Blue Nile’s Senior Vice President since June 2005. Ms. Bell has held executive level positions in both marketing and merchandising since she joined Blue Nile in September 2001. From October 2000 to

February 2001, Ms. Bell served as Vice President of Merchandising and Marketing for The Body Shop Digital, an e-commerce company. From July 1984 to July 2000, Ms. Bell served in various capacities at Eddie Bauer, Inc., a clothing and merchandise retail company, most recently as Vice President and General Merchandising Manager. Ms. Bell holds a B.A. in Business Administration from San Francisco State University.

Dwight Gaston has served as Blue Nile’s Senior Vice President since September 2005. From July 2003 to March 2005, Mr. Gaston served as Vice President of Operations, and from May 1999 to July 2003, Mr. Gaston served as Blue Nile’s Director of Fulfillment Operations. From June 1992 to June 1995 and from August 1997 to May 1999, Mr. Gaston was a consultant with Bain & Company, a management consulting firm. Mr. Gaston holds a B.A. in Economics from Rice University and an M.B.A. from Harvard University.

Marianne Marck has served as Blue Nile’s Senior Vice President since January 2009. From May 2003 to January 2009, Ms. Marck served as Vice President of Engineering for Disney Interactive Media Group, a division of The Walt Disney Company. From March 1998 to May 2003, Ms. Marck served in various capacities at CNET Networks, most recently as Senior Vice President of Technology Infrastructure. From November 1991 to March 1998, Ms. Marck served as an engineer and engineering manager at Sybase, an enterprise software company. From June 1989 to November 1991, Ms. Marck served as a software developer at the IBM Almaden Research Laboratory. Ms. Marck holds a B.A. in Mathematics from Mills College and has done graduate work in computer science and executive management.

Terri Maupin has served as Blue Nile’s Vice President of Finance and Controller since July 2004 and served as Corporate Secretary from October 2004 through February 2010. From September 2003 to July 2004, Ms. Maupin served as Blue Nile’s Controller. From February 2001 to September 2003, Ms. Maupin served as the Staff Vice President of Finance and Controller at Alaska Air Group, Inc., the parent company of airline companies Alaska Airlines, Inc. and Horizon Air Industries, Inc., and Staff Vice President of Finance and Controller at Alaska Airlines, Inc. From September 1994 to August 1997, Ms. Maupin served as the Manager of Financial Reporting and from September 1997 to January 2001 as the Director of Financial Reporting for Nordstrom, Inc., a fashion specialty retail company. From October 1993 to September 1994, Ms. Maupin served as Controller at Coastal Transportation Inc., a marine transportation company. From January 1987 to October 1993, Ms. Maupin served in various capacities, most recently as audit manager, with Coopers and Lybrand LLP, an accounting firm. Ms. Maupin holds a B.A. in Accounting from Western Washington University.

Lauren Neiswender has served as the Company’s General Counsel since October 2004 and has served as the Company’s Corporate Secretary since February 2010. Prior to Blue Nile, Ms. Neiswender was an attorney at Wilson Sonsini Goodrich & Rosati, PC. Ms. Neiswender holds a B.A. in Political Science from Emory University and a J.D. from the University of Virginia.

Jon Sainsbury has served as Blue Nile’s Vice President of Marketing since June 2008. From January 2007 to June 2008, Mr. Sainsbury served as Blue Nile’s Director of Marketing and from September 2006 to January 2007, he served as Blue Nile’s Senior Marketing Manager. From March 2006 to September 2006, Mr. Sainsbury served as Blue Nile’s Search Marketing Manager and from October 2004 to March 2006, he served as Blue Nile’s International Program Manager. From September 2002 to October 2004, Mr. Sainsbury served as Blue Nile’s Senior Marketing Analyst. Prior to Blue Nile, Mr. Sainsbury was an associate consultant with Bain & Company, a management consulting firm. Mr. Sainsbury holds a B.A. in Physics from Pomona College.

Compensation of Executive Officers

Compensation Discussion and Analysis

Philosophy.  Blue Nile tries to establish a high performing environment whereby each executive continually strives for excellence, and we believe such excellence should be rewarded through responsible compensation practices. We seek to attract and retain executives who are passionate about building an iconic consumer brand. As part of our compensation philosophy, our compensation package is designed with a focus on pay for performance. The Compensation Committee believes that our most senior executives have the greatest ability to influence our performance and therefore their compensation should be primarily performance based. The intent of this focus on performance is to reinforce the alignment of interests between the executives and our stockholders.

Record Financial Results for 2010.  The Compensation Committee measures performance and sets goals and objectives on the basis of financial results and believes that stockholders will ultimately be rewarded if we are successful at accomplishing our short and long-term financial targets. We achieved record financial results in fiscal 2010. These financial results were outstanding and accomplished with continued volatility and remaining high levels of uncertainty by the consumer. Our fiscal 2010 financial results were highlighted by the following:

•	Net sales growth of 10.2% to $332.9 million;

•	Growth in international sales of 30.4% to $43.3 million.

•	Record gross profit of $71.9 million;

•	Operating income rose 10.0% to $21.3 million;

•	Net income increased 10.5% to $14.1 million;

•	Earnings per diluted share increased 11.9% to $0.94;

•	Non-GAAP Adjusted EBITDA growth of 7.5% to $31.3 million; and

•	Record non-GAAP free cash flow of $39.8 million.

Our strong earnings and operational excellence helped drive our year-end balance of cash, cash equivalents, and short term investments of $113.3 million, compared to $93.1 million at the end of 2009. We have no long-term indebtedness.

In line with our pay for performance philosophy, the Compensation Committee decided to pay executive bonuses under the 2010 incentive bonus plan based on the financial results achieved, as set forth above. The goals and objectives under the 2010 bonus plan were established in the first quarter of 2010. When establishing the goals for 2010, the Compensation Committee believed it was important to continue to incent and motivate the executives to remain primarily focused on profitable growth throughout the year. The Compensation Committee established challenging goals for 2010 and, while we achieved record financial results, the results were below the established targets. Accordingly, on average, the named executive officers, who are identified below, received bonuses equal to 50% of their 2010 target bonus award. For additional discussion and analysis regarding the 2010 bonus payments, see “Incentive Annual Bonus” below.

In early 2010, the Compensation Committee made increases to the base salaries and annual incentive bonus targets of our named executive officers. These adjustments reflect the Compensation Committee’s belief that our executives’ performed well through difficult economic times. The economic environment in late 2008 and early 2009 was particularly challenging in the retail jewelry industry, which experienced a significant reduction in capacity as a result of bankruptcies and store closures. Blue Nile, on the other hand, remained profitable, invested in enhancing the customer experience, grew internationally, continued to gain market share, and exceeded its financial targets for fiscal year 2009. On average, the Compensation Committee increased base salaries by 4% and increased the target bonus as a percent of salary by 3%. For most of our named executive officers, including our chief executive officer, this was the first adjustment to their base salaries and target bonus awards since 2008. For more discussion on these adjustments, see “Base Salary” and “Incentive Annual Bonus” below.

Consistent with our pay for performance philosophy, in 2010, similar to prior years, the largest component of each of the named executive officer’s compensation was long-term incentive compensation, paid in the form of options to purchase shares of our common stock. In 2010, our chief executive officer also received 1,000 restricted stock units. On average, equity represented approximately 63% of the total compensation paid to the named executive officers in 2010. Stock options are only valuable to our executives if our stock price increases, thereby aligning the interests of our executives and our stockholders. Restricted stock units were awarded to the chief executive officer in 2010 because the Compensation Committee believed that the combination of stock options and restricted stock units were appropriate for our chief executive officer, Ms. Irvine, to further align her interests with those of our stockholders. For more discussion on these equity awards, see “Equity Awards” below.

Named Executive Officers.  The term “named executive officers” refers to:

•	Diane Irvine, who serves as our chief executive officer;

•	Vijay Talwar, who serves as our chief financial officer, senior vice president, and general manager of international;

•	Mark Vadon, our founder and executive chairman;

•	Susan Bell, our senior vice president;

•	Dwight Gaston, our senior vice president; and

•	Marc Stolzman, our former chief financial officer. Mr. Stolzman resigned in November 2010.

Compensation Objectives.  With the philosophy set forth above in mind, our executive compensation package is designed to achieve the following key objectives:

•	Attract and Retain. Attract and retain top talent whose knowledge, skills, experience and performance help us to achieve our business goals and objectives;

•	Incent and Motivate. Incent and motivate executives to perform with excellence and to drive key short and long-term goals and objectives that create the most stockholder value and best position us for sustainable long-term success;

•	Reward. Reward executives when they achieve or exceed short and long-term objectives; and

•	Align Interests with Stockholders. Align executive interests with our stockholders by tying compensation to performance.

Compensation Components and How Components Relate to Objectives.  Our compensation package is comprised of three primary components — base salary, annual cash incentive bonus, and equity awards. In addition, we provide our executives with benefits available to substantially all full-time salaried employees. The Compensation Committee believes these elements are consistent with the elements offered by our peer group companies and the combination of these elements effectively helps us to achieve the objectives set forth above.

Component	Objectives	Basis
Base Salary	• attract and retain by paying a fixed level of cash compensation • reward for executive’s day-to-day time, service and experience	• reviewed on an annual basis and at the time of hire or promotion

•   criteria when determining base salary:

  - recommendations and input from Ms. Irvine, our chief executive officer, and Mr. Vadon, our executive chairman, (together, the “Designated Officers”)

  - contributions and expected contributions

  - individual performance

  - responsibilities and role

  - internal equity among executives

  - competitive market data

• for a complete picture of each executive’s compensation, the Compensation Committee reviews tally sheets illustrating total cash and equity compensation, components of compensation, and historical compensation

Component	Objectives	Basis
Annual Incentive Bonus	• incent and motivate executives to drive our annual goals and objectives • reward when goals and objectives are achieved	• reviewed on an annual basis and at the time of hire

•   target bonus as a percent of salary is reviewed and adjusted to ensure it is an important portion of the total cash compensation

•   criteria used to determine bonus as a percent of salary:

  - recommendations and input from the Designated Officers

  - ability to contribute to the achievement of our annual objectives

  - individual and Company performance

  - responsibilities and role

  - internal equity among executives

  - competitive market data

• for a complete picture of each executive’s compensation, the Compensation Committee reviews tally sheets illustrating total cash and equity compensation, components of compensation, and historical compensation

Long-Term Incentive Compensation	• long-term incentive to drive Company performance • align executives’ interests with stockholders’ interests • retains executives through four-year vesting
•   reviewed on an annual basis and at the time of hire or promotion.

•   criteria for determining equity awards:

  - recommendations and input from the Designated Officers

  - dilution

  - contributions and expected contributions

  - individual and Company performance

  - responsibilities and role

  - internal equity among executives

  - competitive market data

  - Black-Scholes and intrinsic market value of the executive’s total vested and unvested equity

  - Black-Scholes value of the grant

•   for a complete picture of each executive’s compensation, the Compensation Committee reviews tally sheets illustrating total cash and equity compensation, components of compensation, and historical compensation

Component	Objectives	Basis
Broad-Based Benefits	• attract and retain high performing executives by offering them benefits that are comparable to those offered at peer companies and support a healthy lifestyle	• substantially all of our employees are eligible for medical, dental and vision coverage; short-term and long-term disability; life insurance; employee referral assistance; flexible spending accounts; commuter support; paid holidays and time off; and a merchandise discount

• substantially all employees are eligible to participate in our 401(k) defined contribution retirement savings plan and may receive a match under this plan

Change of Control Benefits
•   attract and retain high
performing talent by
providing double
trigger benefits that are
comparable to those
offered at peer companies

•   align executive
interests with
stockholder interests
by helping to secure
the dedication and
focus of executives
prior to and following
a change of control event
• reviewed periodically, but at least every three years

• in determining the change of control benefits, the Compensation Committee reviewed the potential cost of the change of control benefits assuming various stock price scenarios and reviewed severance benefits at peer companies

When establishing the compensation package for an executive in any given year, the Compensation Committee may also consider the broader economic conditions and negotiations with executives, particularly in connection with an executive’s initial compensation package.

Pay Mix.  In setting the total compensation package each year, the Compensation Committee works to create an appropriate mix, considering the relevant circumstances and goals in a given year, between cash and equity compensation and between currently-paid and longer-term cash compensation. To maintain flexibility to address these relevant circumstances and goals, the Compensation Committee does not target a specific percentage or dollar allocation as between base salary, annual cash incentive bonus, and equity awards. Instead, the Compensation Committee believes that a significant portion of executive compensation should be performance based.

As illustrated in the pie chart below, performance-based pay (bonus and equity) was approximately 72% of the total compensation paid to the current named executive officers in 2010.

The chart above reflects the named executive officers’ 2010 base salary, bonus award, and equity compensation as disclosed in the Summary Compensation Table below. The chart excludes compensation paid to Mr. Stolzman, who resigned in November 2010.

Compensation Best Practices.  We believe the following compensation decisions and practices demonstrate our pay for performance philosophy and reflect best practices.

•	Emphasis on Variable Compensation. In fiscal year 2010, approximately 72% of the compensation paid to the named executive officers was variable compensation. Variable compensation is tied to the achievement of our performance goals or stock price appreciation.

•	Perquisites. We do not provide any special executive perquisites such as club memberships, financial planning assistance, car allowances, or paid personal travel. We provide minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.

•	Independent Compensation Consultant. The Compensation Committee engages its own independent consultant that does not provide any services to management.

•	No Tax Gross-Ups. We do not gross-up any of our executives for taxes on any compensatory payments they may receive.

•	Offer Letters. Although we typically sign a letter arrangement with an executive upon hire, these letters do not provide for severance upon termination, on-going guaranteed bonuses, or guaranteed increases to salaries or target bonus awards.

•	Double-Trigger Change of Control Benefits. The severance agreement with our executives only provides for change of control benefits if the executive is terminated without cause or resigns for good reason following a change of control (commonly referred to as double-trigger change of control benefits).

•	Equity Guidelines. Our named executive officers are expected to hold equity value of at least three times his/her salary plus target bonus award. These guidelines are met or exceeded by each of our named executive officers, except for Mr. Talwar whom was hired in August 2010.

•	Policy Against Speculative Trading. Since going public in 2004, we have had a “no-hedging” policy in our insider trading policy that prohibits our employees from hedging their economic interest in the Blue Nile shares they hold.

•	No Stock-Option Repricing. Since going public in 2004, we have not repriced our stock options.

Role of Compensation Consultant.  The Compensation Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. Since 2007, the Compensation Committee has engaged Milliman, Inc. as its independent executive compensation consultant. Milliman is independent from us, has not provided any services to us other than to the Compensation Committee, and receives compensation from us only for services provided to the Compensation Committee. Milliman reports directly to the Compensation Committee and not to management.

In 2009, the Compensation Committee engaged Milliman to provide the following services:

•	reviewed and provided recommendations on composition of our peer group list;

•	provided compensation data for similarly situated executive officers at our peer group companies;

•	conducted a review of the compensation arrangements for all of our executives, including providing advice on the design and structure of our annual management bonus plan and executive equity program;

•	conducted a review of the relationship between our executive compensation arrangements and our performance; and

•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

In February 2010, Milliman provided the Compensation Committee with an update on the market data provided in 2009 and on market compensation trends.

In 2009 and in 2010, the Compensation Committee met with Milliman with management present and in executive session without management present. The chair of the Compensation Committee also regularly communicated with Milliman outside of the Compensation Committee meetings. Our chief financial officer and general counsel worked with Milliman to provide any information it needed about us or our executives. The Compensation Committee intends to continue to retain the services of third party executive compensation specialists from time to time, in connection with the establishment of our executive compensation package.

2009 Peer Compensation Data.  Milliman’s 2009 analysis of our executive compensation included data from the proxy statements of our peer group of publicly-traded companies and published survey data. The proxy data provided a focused comparison of the five most highly compensated executives for each company within our peer group. To conduct this proxy analysis, Milliman evaluated three years of data and averaged the three years to gain a picture of our peer companies’ compensation policies over time. Additionally, Milliman provided specific compensation data for all of our executive positions using several compensation survey sources. The Milliman survey data came from the following sources: Mercer Executive, Economic Research Institute Executive Assessor, Watson Wyatt Top Management Compensation Survey, Milliman Executive Pay Survey, Aon Executive Compensation Report, Compensation Data Survey, Culpepper Technology Executive Pay Report, Custom Proxy Survey, and Hay Retail Executive.

The base salaries and total cash compensation of Ms. Irvine, Mr. Vadon, Mr. Gaston, Ms. Bell, and Mr. Stolzman were reviewed against the 50th percentile of base salaries and total cash compensation paid to similarly situated executives. In its 2009 analysis, Milliman established the 50th percentile for each position through a combination of proxy data and the survey data. Proxy data was not used in determining an appropriate compensation level for the comparison of Mr. Vadon’s compensation because of his unique position as our founder and executive chairman. Instead, for Mr. Vadon, Milliman exclusively used published survey data (rather than a combination of proxy data and survey data) to provide the Compensation Committee with the 25th, 50th and 75th percentiles of base salaries and total cash compensation paid to similarly situated executives.

Total compensation (cash and equity) paid to Ms. Irvine, Mr. Gaston, Ms. Bell, and Mr. Stolzman, was reviewed against the 25th, 50th and 75th percentiles of total compensation paid to similarly situated executives. Milliman established these percentiles in its 2009 report by exclusively using the proxy data. To review Mr. Vadon’s total compensation, Milliman provided the Compensation Committee with the 50th percentile of total direct compensation using exclusively the survey data. Milliman used the survey data to calculate the 50th percentile of total compensation by using the 50th percentile of total cash compensation in combination with an estimate of the 50th percentile of long-term incentives as a percent of base pay. (Although the survey data does not typically provide equity values in tandem with cash compensation values, Milliman used survey data to estimate the percentage of base salary that individuals in positions similar to Mr. Vadon’s receive in equity and thus was able to use the survey data to calculate the 50th percentile of total direct compensation paid to similarly situated executives). As stated above, Milliman believed that the survey data would provide the most reliable results for Mr. Vadon, given his unique role as our founder and executive chairman.

In February 2010, Milliman provided the Compensation Committee with an update illustrating the median market data for base salaries and total cash compensation for Ms. Irvine, Mr. Gaston, Ms. Bell, and Mr. Stolzman’s positions. This update also provided the Compensation Committee with general trends in executive compensation. The Compensation Committee used the information provided by Milliman in 2009 and 2010 primarily to ensure that the executive compensation program as a whole is competitive in the marketplace, but the Compensation Committee did not follow a rigid formula for determining where an executive’s compensation should fall within the compensation data ranges provided by Milliman.

Peer Group.  Before the proxy data was collected and analyzed, the Compensation Committee worked with Milliman to determine an appropriate peer group. The Compensation Committee periodically reviews the appropriateness of the companies comprising the peer group for which proxy data is analyzed. In determining the appropriate peer group of companies to be used in connection with the 2009 compensation review, the Compensation Committee considered, among other things, revenue, revenue growth, market capitalization, profitability, industry, year founded, and number of employees. The peer group consists of:

Bankrate, Inc.	optionsXpress Holdings, Inc.
Digital River, Inc.	PetMed Express Inc.
eHealth, Inc.	Priceline.com, Inc.
GSI Commerce, Inc.	Shutterfly, Inc.
LoopNet, Inc.	VistaPrint Limited
Netflix, Inc.

Like Blue Nile, in general, our peer group companies are less than 15 years old, operate online, and are profitable. When establishing our peer group for purposes of Milliman’s 2009 executive compensation review, Milliman used publicly available data from 2008 about our peers. Based on that data, the average revenue of our peer group was approximately $250 million, the average number of employees was approximately 500, the average market capitalization was approximately $670 million, and the average three year revenue growth was in the double digits. In 2008, our revenue was approximately $295 million; we had approximately 177 employees; our market capitalization was approximately $681 million; and our average three year revenue growth (2005 through 2008) was in the double digits.

In 2010, the Compensation Committee, in consultation with Milliman, revised the peer group to remove Bankrate, which was acquired in July 2009, and to add OpenTable, Inc. and WebMD Health Corp. This revised peer group was not used to evaluate executive compensation for 2010, but will be used as our peer group in the future.

Compensation Decision Process.  The Compensation Committee is responsible for establishing and administering our executive compensation package. In its sole discretion, the Compensation Committee determines the compensation and other terms of employment of our executive officers and may form and delegate authority to subcommittees, as appropriate. The Compensation Committee is comprised entirely of independent directors and regularly meets in executive session without management. Ms Irvine and Mr. Vadon, the Designated Officers, attend Compensation Committee meetings to discuss matters of compensation philosophy and the compensation and performance of the other executive officers. Our general counsel also attends certain meetings in her capacity as corporate secretary, and our chief financial officer attends certain meetings to provide the Compensation Committee with requested compensation and financial information. From time to time, other members of management as well as outside advisors or consultants may attend meetings to make presentations or provide financial or other background information or advice.

When making compensation decisions for executive officers other than the Designated Officers, the Compensation Committee generally begins with recommendations and input from the Designated Officers, and then reviews some or all of the factors described under “Compensation Components and How Components Relate to Objectives.” The Compensation Committee follows the same methodology for reviewing Ms. Irvine and Mr. Vadon’s compensation, except that Mr. Vadon provides input and feedback to the Compensation Committee for Ms. Irvine. The Compensation Committee meets outside the presence of all executive officers, including the Designated Officers, when determining Ms. Irvine and Mr. Vadon’s compensation.

The information below provides a more detailed analysis of how each of the components of our executive compensation package contributes to the objectives set forth above and the process by which the Compensation Committee determines each component of compensation.

Base Salary.  In February 2010, the Compensation Committee increased the base salaries for all of the named executive officers, except Mr. Vadon and Mr. Talwar. This was the first increase in most executive’s base salary since 2008. Mr. Vadon’s salary was not adjusted in 2010 at the request of Mr. Vadon, and Mr. Talwar was not employed by us at the time the decisions were made. The Compensation Committee increased Ms. Irvine’s base salary by 6%. The Compensation Committee believed that this increase was reasonable and appropriate based on input from Mr. Vadon, Ms. Irvine’s sustained performance, her expected contributions to the business in 2010, her role and responsibilities, and the market data. The Compensation Committee also took into consideration that Ms. Irvine did not receive an increase in her base salary in fiscal year 2009.

Mr. Gaston, Ms. Bell and Mr. Stolzman’s base salaries were increased 4%, 3%, and 6%, respectively. When making these adjustments, the Compensation Committee first considered the recommendations from the Designated Officers, and then reviewed the recommendations in light of the tally sheets, contributions and performance by the executive, the expected contributions from the executive, market data, and the compensation of our other executive officers. The tally sheets used by the Compensation Committee illustrate each executive’s total cash and equity compensation, components of compensation, and historical compensation.

As mentioned above, the market data was used as a reference to ensure that the base salaries paid to our named executive officers were competitive in light of the role and responsibilities of each executive, including the chief executive officer, but the Compensation Committee did not target the base salaries to any particular level.

Mr. Talwar was hired in August 2010 as our senior vice president and general manager of international. When determining his base salary, the Designated Officers proposed a recommendation to the Compensation Committee based on Mr. Talwar’s level of experience, his expected value to the business, the base salaries of the other top executives, and the compensation negotiations with Mr. Talwar. Mr. Talwar was named our interim chief financial officer in November 2010 but no adjustments were made to his compensation at that time.

Annual Cash Incentive Bonus.  The Compensation Committee has authority over our bonus program, including eligibility for participation in the bonus program and determination of the bonus amounts awarded to executives. All of our named executive officers were eligible for participation in our 2010 bonus program. The target bonus award and the objectives under our bonus plan are established early in the fiscal year and are designed to align executive compensation with the creation of stockholder value and therefore to best position us for sustainable long-term success.

Bonus Targets.  In the first quarter of 2010, the Compensation Committee established an individual target bonus amount for each executive officer expressed as a percentage of the executive officer’s base salary. The 2010 individual bonus targets for the named executive officers as a percentage of their base salary are as follows:

	Bonus Target as a Percent of	Bonus Target as a Percent of
Named Executive Officer	Base Salary 2009	Base Salary in 2010
Diane Irvine	67%	75%

Mark Vadon	100%	100%

Vijay Talwar	N/A	40%

Dwight Gaston	33%	40%

Sue Bell	35%	35%

Marc Stolzman	43%	44%

In recognition of Ms. Irvine’s ability to influence the achievement of our 2010 goals and objectives and to further ensure that an important portion of Ms. Irvine’s cash compensation was tied to performance, the Compensation Committee decided to increase Ms. Irvine’s target bonus as a percent of her salary. The Compensation Committee also took into consideration that Ms. Irvine did not receive an increase in her target bonus award in fiscal year 2009. The Compensation Committee also increased Mr. Gaston’s bonus target as a percent of his base salary based on input from the Designated Officers, an increase in his responsibilities, and his ability to influence the achievement of our annual objectives.

Mr. Talwar’s 2010 target bonus award was established when he was hired in August 2010. The amount was based on his role, experience and expertise, his expected value and contributions to the business, internal equity with the other named executive officers, and negotiations with Mr. Talwar.

2010 Incentive Bonus Plan.  To maximize tax-deductibility, awards granted to named executives officers under the 2010 Incentive Bonus Plan are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, or the Code. When designing the 2010 plan, the Compensation Committee pre-established an objective threshold level of Adjusted EBITDA, as defined below. If this threshold Adjusted EBITDA target was not achieved, no payments would have been paid under the 2010 Plan. Following the certification by the Compensation Committee that the Adjusted EBITDA threshold had been achieved for 2010, each executive was eligible to receive a maximum bonus equal to 200% of such participant’s annual bonus target, up to a maximum of $3 million. This Adjusted EBITDA threshold under the 2010 bonus plan was $29.1 million and the threshold was exceeded.

The Compensation Committee then exercised its negative discretion to determine the actual bonus based on: (1) achievement against additional Adjusted EBITDA goals selected by the Compensation Committee; (2) achievement against additional Company financial goals selected by the Compensation Committee; (3) achievement against the individual performance goals established by the Compensation Committee; and (4) any other factors selected by the Compensation Committee in its sole discretion.

When establishing the financial objectives, the Compensation Committee reviewed and considered the economic and consumer environment, the short and long-term goals for the business, and our internal forecasts for Adjusted EBITDA, revenue, earnings per diluted share and free cash flow, with the recognition that our executives significantly influence whether we achieve our goals. When setting the goals and objectives for 2010, the Compensation Committee expected that it would be difficult to achieve 100% of the target award based on the financial goals and individual goals. The objectives were designed to be challenging and not guaranteed. The fiscal year 2010 financial targets and actual performance were:

	2010 Target	2010 Performance
Adjusted EBITDA	$34.2 million	$31.3 million

Net Sales	$350.0 million	$332.9 million

Earnings per diluted share	$1.05	$0.94

Free cash flow	$37.8 million	$39.8 million

Adjusted EBITDA is defined as net income adjusted for total other income, net; income tax expense; depreciation and amortization; and stock-based compensation. Free cash flow is defined as net cash provided by operating activities less cash outflow for purchases of fixed assets, including internal use software and website development. The Compensation Committee believes that the use of Adjusted EBITDA and free cash flow provides consistency and comparability with our past financial performance and facilitates period to period comparisons of operations. A reconciliation of each of such non-GAAP measures and our reasons for using such measures can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 10, 2011.

Based on the financial results, the Compensation Committee decided to award each executive 56% of his/her target bonus award for achievement against the financial objectives. Following its decision regarding the financial results, the Compensation Committee considered each executive’s performance against his/her individual objectives. Given the financial results, the maximum an executive could receive under the 2010 bonus plan was 56% of his/her bonus target award.

Ms. Irvine’s individual performance objectives related to profitability and growth, optimization of our organizational structure, team and leadership, and international growth. When assessing Ms. Irvine’s individual performance, Mr. Vadon provided the Compensation Committee with input, but the Compensation Committee made its final determination regarding her bonus award outside the presence of any members of management. When reviewing

Ms. Irvine’s performance against her 2010 individual objectives, the Compensation Committee believed that Ms. Irvine successfully accomplished all of her personal objectives and awarded Ms. Irvine 56% of her target bonus award. Mr. Vadon’s bonus was based solely on financial results and, at his request, the Compensation Committee reduced his bonus payment from 56% to 44% of his target award.

With input from the Designated Officers, the Compensation Committee then assessed Mr. Talwar, Mr. Gaston, and Ms. Bell’s individual performance against their pre-established individual performance objectives to determine their 2010 bonus payment. Mr. Talwar was hired in August 2010, and his primary personal performance objectives related to acclimating to his role and developing an understanding of our business and our industry. Based on the Compensation Committee’s assessment of Mr. Talwar’s performance against his individual objectives, it was decided that Mr. Talwar met his individual objectives and rewarded Mr. Talwar with 56% of his prorated target bonus award. Mr. Gaston’s personal objectives related to optimizing our operations, fulfillment and customer service metrics, international operations, and team development. In assessing Mr. Gaston’s performance against his personal objectives, the Compensation Committee believed Mr. Gaston achieved most of his individual performance objectives and rewarded him with 46% of his target bonus award. Ms. Bell’s individual performance objectives related to merchandising strategy, sourcing, business growth opportunities, team development, and diamond supply initiatives. In assessing Ms. Bell performance against her personal objectives, the Compensation Committee believed Ms. Bell achieved most of her individual performance objectives and rewarded her with 49% of her target bonus award. The 2010 bonus payment for each of our named executive officers is set forth in the Summary Compensation Table below.

Mr. Stolzman resigned prior to the end of the year and did not receive a bonus payment.

Equity Awards.  Our long-term equity incentive awards are made pursuant to our 2004 Equity Incentive Plan. Historically, our equity incentive compensation for all new hires, including the named executive officers, has exclusively been in the form of options to acquire our common stock. For all new hires, stock option awards are granted on the employee’s hire date and the exercise price of the stock option is equal to the closing price of our common stock on the last trading day prior to the hire date. In all cases, the hire date and the pricing of the option is preceded by approval of the option grant and terms by the Compensation Committee or our Stock Award Committee, as appropriate.

Historically, the Compensation Committee has also awarded employees merit-based equity grants annually. Our policy is to award these annual grants during open windows under our internal trading policy to provide for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market’s collective view of our results and performance. If the Compensation Committee approves a merit-based stock option grant to an existing executive during an open window, the exercise price of the stock option award is equal to the last known closing price of our common stock on the date of grant. The Compensation Committee may approve the annual equity award during a closed window for grant on the first day of an open window. The exercise price of the stock option grant in these circumstances is the closing price of our common stock on the last trading day prior to the grant date. Executives receive value from option grants only if the value of our common stock appreciates over the long-term. In general, the stock option awards granted to executive officers vest over a four-year period with 1/4th of the shares vesting one year after the vesting commencement date and 1/48th of the shares vesting monthly thereafter. The Compensation Committee believes this vesting period promotes retention and properly relates the value of this compensation component to our long-term success.

In 2010, the Compensation Committee decided to award equity in the form of stock options to the named executive officers. In addition to stock options, restricted stock units were awarded our chief executive officer, Ms. Irvine. Restricted stock units entitle the holder to receive shares of our common stock upon the vesting dates. The restricted stock units awarded to Ms. Irvine in 2010 vest in four equal annual installments commencing on the first anniversary of the date of grant. The Compensation Committee awarded Ms. Irvine a combination of stock options and restricted stock units because it believed that Ms. Irvine’s ownership of our stock was particularly important given her unique ability to influence our performance. Each year the Compensation Committee intends to review the proper form and mix of equity awards in light of our business strategies, current and expected incentive and retention needs, and market competitiveness.

When determining Ms. Irvine’s equity award in 2010, the Compensation Committee considered, Mr. Vadon’s input, her share ownership, tally sheets, her level of responsibility, her performance and expected performance, the compensation data provided by Milliman, the Black-Scholes and intrinsic value of her vested and unvested stock options, and the Black-Scholes value of the 2010 grant. When determining the amount of Mr. Vadon’s stock option award, the

Compensation Committee used the same criteria as it used with Ms. Irvine, except that Mr. Vadon did not have input into the equity award granted to him.

When determining the stock option grants to Mr. Gaston, Ms. Bell, and Mr. Stolzman, the Compensation Committee first reviewed the recommendations from the Designated Officers. It then reviewed the recommendations in light of the executive’s level responsibility, executive’s performance and expected performance, tally sheets, compensation data provided by Milliman, Black-Scholes value of the grant, and Black-Scholes value and intrinsic value of each of their vested and unvested stock options.

The compensation data provided Milliman was used as a reference point to ensure that the total compensation package paid to the named executive officers, including the chief executive officer, was competitive with our peer companies, but the Compensation Committee did not target a benchmark against our peer group. The amount of equity awarded to our named executive officers in fiscal year 2010 is set forth below in the Summary Compensation Table.

When Mr. Talwar commenced employment with us, he received an initial option to purchase 37,500 shares of our stock. When establishing the amount of this initial grant, the Compensation Committee considered the recommendation by the Designated Officers, his experience, his level of responsibility, his expected value to the business, the Black-Scholes value of the award, the amount of the award in relation to the equity awards granted to our other senior executives, and negotiations with Mr. Talwar.

Mr. Stolzman resigned in November 2010, prior to the vesting of any of the options granted to him 2010 and therefore, his 2010 option grant was cancelled.

Health and Welfare Benefits.  All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.

Retirement Savings Opportunity.  All employees, including our named executive officers, may participate in our tax-qualified 401(k) defined contribution retirement savings plan, or 401(k) Plan. Each employee may make before-tax contributions of their base salary up to the current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. All contributions to the 401(k) Plan are made in cash and are invested in funds as directed by the participant, with the participant being able to select from a variety of funds. We do not offer participants the opportunity to invest in shares of our stock through the 401(k) Plan. Pursuant to the terms of our 401(k) Plan, we have the discretion to fund a matching contribution based on a percentage of the employee’s cash contribution. In 2010, we matched 50% of the amount contributed by each employee up to four percent of such employee’s annual compensation. Vesting in the matching contribution is based on years of service. Participants are 100% vested after four years of continuous service to the Company. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.

Other Broad-Based Employee Benefits.  All full-time regular employees, including the named executive officers, receive an annual transportation allowance of $720. Additionally, all full-time regular employees are eligible for an employee discount on certain of our products.

Employment, Severance and Change of Control Agreements.  Each of our named executive officers, except for Mr. Vadon, has signed an offer letter. These offer letters provide that the officer is an at-will employee. These offer letters also provide for an initial salary and an initial stock option grant as well as other customary benefits and terms. Additionally, Mr. Talwar’s offer letter set forth his 2010 target bonus award and guaranteed that he would receive at least 50% of his prorated target bonus award and not less than the overall bonus payout rate as determined by our financial performance in 2010. The Compensation Committee did not consider this provision in his offer letter when making its decision regarding Mr. Talwar’s bonus payment, but rather independently determined that his performance warranted payment to him of 56% of his prorated target bonus award. All of our offer letters provide that the Company may modify compensation from time to time as it deems appropriate.

Outside of a change of control, we are not contractually obligated to pay severance to any named executive officer. In November 2010, we entered into a severance agreement with Mr. Stolzman, our former chief financial officer. Under the terms of this agreement, we agreed to pay Mr. Stolzman (1) a lump sum of $125,000 and (2) a monthly payment equal to his COBRA premiums for that month (including premiums for Mr. Stolzman and his eligible dependents who elect to remain enrolled in the COBRA coverage), for a number of months equal to the lesser of (i) the duration of the period in which he and his eligible dependents are eligible for and enrolled in COBRA coverage (and not otherwise covered by another employer’s group health plan), and (ii) six (6) months. This severance was given in consideration for his agreement to assist in transitioning his duties, in consideration for the release of all claims against us, and in recognition of the contributions he made to the business.

In March 2009, the Compensation Committee approved a Change of Control Severance Plan. This plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed two years) following a Change of Control of the Company, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the Change of Control Severance Plan. Currently, each of our named executive officers is eligible to participate in this plan. Benefits are only paid under the plan if there is: (1) a Change of Control and (2) the executive is terminated without Cause or submits a Resignation for Good Reason. The Change of Control Severance Plan does not provide for any tax gross-ups.

Under the terms of the Change of Control Severance Plan, if following a Change of Control a named executive officer is terminated without Cause or submits a Resignation for Good Reason, and provided the executive signs the Company’s standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to a multiple of such employee’s base salary and target annual incentive bonus; (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available); and (3) full vesting of all then-outstanding equity awards.

Under the 2004 Equity Incentive Plan, in the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for equity awards granted under the 2004 Equity Incentive Plan, the vesting and, if applicable, exercisability of each equity award granted under the 2004 Equity Incentive Plan will accelerate in full for those whose service with the Company or any of the Company’s affiliates has not terminated. To the extent such equity award requires exercise, such as a stock option, such equity awards will be terminated if not exercised prior to the effective date of such corporate transaction. We believe this treatment is consistent with that provided by our peer group companies.

Compensation of Named Executives in Relation to Each Other and to the Chief Executive Officer.  Ms. Irvine’s salary relative to the other named executive officers reflects her level of experience and scope of responsibilities within the Company, including her responsibility over the organizational structure, initiatives, growth, and health and strategic direction of the Company. The Compensation Committee believes that the compensation paid to Mr. Talwar, Mr. Gaston and Ms. Bell in relation to Ms. Irvine and in relation to each other is reasonable and appropriate given each individual’s level of experience and scope of responsibilities. Mr. Vadon does not have day-to-day management responsibilities, but rather helps provide strategic direction and helps establish longer-term objectives. When Mr. Vadon transitioned into the role of executive chairman, the Compensation Committee structured his compensation package in light of his unique role. The Compensation Committee believes that the compensation paid to Mr. Vadon relative to Ms. Irvine and relative to the other named executive officers is appropriate given his role and responsibilities.

Executive Equity Ownership Guidelines.  The Compensation Committee believes that equity ownership guidelines help align the interests of executives with that of our stockholders. In August 2009, the Compensation Committee clarified the executive equity ownership guidelines. Pursuant to these guidelines, the Compensation Committee suggests, but does not require, that each of the named executive officers hold “equity value” of at least three times the executive’s annual salary plus target bonus award. The equity value may be comprised of: common stock owned individually; common stock owned joining with, or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the equity is determined based on the intrinsic value of the equity using a rolling three month average stock price.

Policy Against Speculative Transactions.  No employee may engage in short sales, transactions in put or call options, margin loans with stock as collateral, certain hedging transactions or other inherently speculative transactions with respect to our stock at any time.

Tax Treatment of Compensation.  We review compensation plans in light of applicable tax provisions, including Section 162(m) of the Code. We try to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m). Section 162(m) generally limits the deduction for federal income tax purposes to no more than $1.0 million of compensation paid to each of the named executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. We believe that compensation received upon the exercise of stock option grants awarded under our 2004 Equity Incentive Plan and paid under our 2010 bonus plan qualify as “performance-based compensation” within the meaning of the Code and are therefore exempt from the deduction limit. To qualify bonus awards paid under our annual incentive plan, the Compensation Committee pre-established an objective Adjusted EBITDA target of $29.1 million. The Compensation Committee certified that such performance criteria were achieved before it determined the actual amount paid for 2010 to the individuals whose compensation might not otherwise be deductible.

Risk Analysis of Our Compensation Plans.  The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourage our employees to remain focused on both our short and long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Committee Report (1)

As part of fulfilling its responsibilities, the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended January 2, 2011 with management. Based on the Compensation Committee’s review of the CD&A and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the CD&A for the fiscal year ended January 2, 2011 be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 2, 2011.

Date: April 15, 2011

Respectfully submitted,

Steve Scheid (Chairman)
Ned Mansour
Michael Potter

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Blue Nile, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Executive Officers

The following table sets forth compensation earned by our named executive officers for the 2010, 2009, and 2008 fiscal years.

Summary Compensation Table
Fiscal 2010, 2009, and 2008

								Non-Equity
								Incentive Plan	All Other	Total
		Salary		Bonus		Stock Awards	Option Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)		($)(1)		($)(2)	($)(2)	($)(3)	($)(4)	($)(5)

Diane Irvine	2010	471,875		-		49,490	1,009,274	199,360	5,620	1,735,619
Chief Executive Officer,	2009	450,000		-		99,989	1,097,520	405,000	5,620	2,058,129
President, and Director	2008	437,396		-		-	3,085,884	-	5,320	3,528,600

Mark Vadon	2010	250,000		-		-	560,708	110,100	5,620	926,428
Executive Chairman	2009	250,000		-		49,994	548,760	337,500	5,620	1,191,874
and Chairman of the Board	2008	274,107		-		-	489,816	-	5,320	769,243

Vijay Talwar	2010	83,333	(6)	-		-	695,655	23,520	35,240	837,748
Chief Financial Officer, Senior Vice President, and General Manager
of International

Dwight Gaston	2010	248,750		-		-	403,709	46,200	5,620	704,279
Senior Vice President	2009	233,751		-		29,984	365,840	108,000	5,409	742,984
	2008	220,001		-		-	421,505	-	5,320	646,826

Susan Bell	2010	237,000		-		-	313,996	40,670	5,620	597,286
Senior Vice President	2009	230,001		-		19,989	320,110	91,800	5,334	667,234
	2008	220,265		-		-	370,924	-	5,320	596,509

Marc Stolzman (7)	2010	288,621		-		-	470,994	-	126,894	886,509
Former Chief Financial Officer	2009	280,001		-		29,984	411,570	162,000	720	884,275
	2008	153,125	(8)	25,000	(9)	-	1,319,759	-	420	1,498,304

(1)	Awards paid under our annual cash incentive bonus plan are included in the “Non-Equity Incentive Plan Compensation” column. These payments were made based on predetermined performance metrics. See footnote 3 below.

(2)	The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount the company expects to expense in its financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the executive officer. No stock awards were granted prior to 2009. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 2, 2011, as filed with the Securities and Exchange Commission on February 28, 2011 (File No. 000-50763). See the Grants of Plan-Based Awards for Fiscal 2010 Table included herein for additional information on equity awards granted in 2010.

(3)	Non-Equity Incentive Plan Compensation includes awards earned under our annual cash incentive bonus plan. See the Grants of Plan-Based Awards for Fiscal 2010 Table included herein and the Compensation Discussion and Analysis above for additional information.

(4)	Additional information is provided in the All Other Compensation Table below.

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

(6)	Pursuant to the terms of Mr. Talwar’s offer letter dated August 20, 2010, his 2010 base salary was $250,000 on an annualized basis.

(7)	Mr. Stolzman served as Chief Financial Officer from June 9, 2008 through November 24, 2010. His 2010 base salary on an annualized basis was $297,000. As a result of his termination of employment, Mr. Stolzman forfeited 74,022 in stock options with a grant date fair value of $1,224,924 and 706 unvested restricted stock units with a grant date fair value of $14,981.

(8)	Mr. Stolzman was named our Chief Financial Officer on June 9, 2008. His 2008 base salary was $280,000 on an annualized basis.

(9)	Pursuant to the terms of Mr. Stolzman’s offer letter dated May 2, 2008, he received a signing bonus of $25,000.

All Other Compensation Table

		Relocation				Matching	Transportation	All Other
		Assistance		Severance		Contributions	Allowance	Compensation
Name and Principal Position	Year	($)		($)		($)(1)	($)(2)	($)

Diane Irvine	2010	-		-		4,900	720	5,620
	2009	-		-		4,900	720	5,620
	2008	-		-		4,600	720	5,320

Mark Vadon	2010	-		-		4,900	720	5,620
	2009	-		-		4,900	720	5,620
	2008	-		-		4,600	720	5,320

Vijay Talwar	2010	35,000	(4)	-		-	240	35,240

Dwight Gaston	2010	-		-		4,900	720	5,620
	2009	-		-		4,689	720	5,409
	2008	-		-		4,600	720	5,320

Susan Bell	2010	-		-		4,900	720	5,620
	2009	-		-		4,614	720	5,334
	2008	-		-		4,600	720	5,320

Marc Stolzman	2010	-		126,234	(3)	-	660	126,894
	2009	-		-		-	720	720
	2008	-		-		-	420	420

(1)	Represents matching contribution under our 401(k) Plan. Vesting in the matching contribution is based on years of service. Participants are 100 percent vested after four years of continuous service to the Company.

(2)	All of our employees receive a $60 monthly transportation allowance.

(3)	Pursuant to the terms of a severance agreement entered into on December 3, 2010 with Mr. Stolzman, the Company paid Mr. Stolzman a lump sum of $125,000. We also agreed to pay his (and his eligible dependents) COBRA premiums for six months. We paid Mr. Stolzman $1,234 for his and his dependents’ December COBRA premium.

(4)	Pursuant to the terms of Mr. Talwar’s offer letter dated August 20, 2010, he received relocation assistance of $35,000.

The following table supplements the Fiscal Year 2010, 2009, and 2008 Summary Compensation Table by providing additional information about our fiscal year 2010 plan-based compensation.

Grants of Plan-Based Awards for Fiscal 2010 Table

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
			Estimated Possible Payouts		Number of	Number of	or Base	Fair Value
			Under Non-Equity		Shares of	Securities	Price of	of Stock
			Incentive Plan Awards(1)		Stock or	Underlying	Option	and Option
		Grant	Target	Maximum	Units	Options	Awards	Awards
Name	Award	Date (2)	($) (3)	($) (4)	(#) (5)	(#) (5)	($/Sh)	($) (6)

Diane Irvine	A. Annual Incentive	-	356,000	712,000	-	-	-	-
	B. Stock Options	2/17/2010	-	-	-	45,000	49.11	1,009,274
	C. Restricted Stock Units	2/9/2010		-	1,000	-	-	49,490

Mark Vadon	A. Annual Incentive	-	250,000	500,000	-	-	-	-
	B. Stock Options	2/17/2010		-	-	25,000	49.11	560,708
	C. Restricted Stock Units	-	-	-	-	-	-	-

Vijay Talwar (7)	A. Annual Incentive	-	42,000	84,000	-	-	-	-
	B. Stock Options	8/26/2010	-	-	-	37,500	42.40	695,655
	C. Restricted Stock Units	-	-	-	-	-	-	-

Dwight Gaston	A. Annual Incentive	-	100,000	200,000	-	-	-	-
	B. Stock Options	2/17/2010	-	-	-	18,000	49.11	403,709
	C. Restricted Stock Units	-		-	-	-	-	-

Susan Bell	A. Annual Incentive	-	83,000	166,000	-	-	-	-
	B. Stock Options	2/17/2010	-	-	-	14,000	49.11	313,996
	C. Restricted Stock Units	-	-	-	-	-	-	-

Marc Stolzman (8)	A. Annual Incentive	-	130,000	260,000	-	-	-	-
	B. Stock Options	2/17/2010	-	-	-	21,000	49.11	470,994
	C. Restricted Stock Units	-	-	-	-	-	-	-

(1)	In determining the 2010 bonus awards for each of the named executive officers, the Compensation Committee reviewed our actual 2010 performance against our pre-established: (1) Adjusted EBITDA target, (2) revenue target, (3) earnings per diluted share target, (4) free cash flow target and (5) individual performance objectives. See the Compensation Discussion and Analysis for additional information and analysis. There is no threshold or minimum incentive bonus payment.

(2)	Stock options granted on 2/17/2010 and 8/26/2010 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Restricted Stock Units granted on 2/9/2010 vest in four equal annual installments commencing on February 9, 2011. Equity units granted to our current executive officers are subject to acceleration under our Change of Control Severance Plan and in certain other circumstances as provided in our 2004 Equity Incentive Plan.

(3)	This column sets forth the target amount of each named executive officer’s cash incentive bonus for 2010 as established by the Compensation Committee.

(4)	Each named executive officer was entitled to receive up to a maximum of 200 percent of the target bonus award depending upon the achievement of certain financial and individual performance objectives.

(5)	Option awards and Restricted Stock Units granted to named executive officers in fiscal year 2010 were issued under our 2004 Equity Incentive Plan.

(6)	The amounts represent the aggregate grant date fair value of the stock awards and option awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. For a

discussion of valuation assumptions, see Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended January 2, 2011, as filed with the Securities and Exchange Commission on February 28, 2011 (File No. 000-50763).

(7)	Pursuant to Mr. Talwar’s offer letter, he was eligible to receive a $100,000 target bonus award for 2010 prorated based on the number of months he was employed by us (employment for a partial month was calculated as if he was employed for the full month). Mr. Talwar was hired in August 2010.

(8)	Mr. Stolzman served as Chief Financial Officer from June 9, 2008 through November 24, 2010. As a result of his termination of employment, Mr. Stolzman forfeited 74,022 in stock options with a grant date fair value of $1,224,924 and 706 restricted stock awards with a grant date fair value of $14,981.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Offer Letters.  Each of our named executive officers, except for Mr. Vadon, has signed offer letters with us. Descriptions of the offer letters with our named executive officers are included under the caption Employment, Severance and Change of Control Agreements in our Compensation Discussion and Analysis above.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential target and maximum annual cash incentive awards payable to our named executive officers under our 2010 annual cash incentive bonus plan. For more information regarding this plan, please see the Annual Cash Incentive Bonus section in our Compensation Discussion and Analysis above.

Equity Awards.  We grant stock options and restricted stock units to executive officers under our 2004 Equity Incentive Plan. Prior to the adoption of the 2004 Equity Incentive Plan, we granted options to our executive officers under our 1999 Equity Incentive Plan. We have never granted any stock appreciation rights.

Other Compensatory Arrangements.  For a description of the other elements of our executive compensation program, see our Compensation Discussion and Analysis above.

The following table provides information regarding unexercised stock options held by each of the named executive officers as of January 2, 2011.

Outstanding Equity Awards at Fiscal Year End 2010

	Option Awards					Stock Awards
	Number of		Number of					Market
	Securities		Securities			Number of		Value of
	Underlying		Underlying			Shares or		Shares or
	Unexercised		Unexercised			Units of		Units of
	Options		Options	Option	Option	Stock That		Stock That
	(#)		(#) (1)	Exercise	Expiration	Have Not		Have Not
				Price	Date	Vested		Vested
Name	Exercisable		Unexercisable	($) (2)	(1)	(#)		($) (3)

Diane Irvine	4,688	(4)	-	0.25	2/25/2012
	5,000	(5)	-	8.75	10/9/2013
	65,000	(6)	-	30.00	7/26/2014
	62,000	(7)	-	32.97	8/30/2015
	100,000	(9)	-	31.26	5/31/2016
	37,500		7,500	83.81	8/28/2017
	127,500		52,500	44.44	2/27/2018
	55,000		65,000	21.22	2/22/2019
	-		45,000	49.11	2/16/2020
						3,356	(11)	191,493
Mark Vadon	180,000	(6)	-	30.00	7/26/2014
	117,000	(7)	-	32.97	8/30/2015
	200,000	(9)	-	31.26	5/31/2016
	50,000		10,000	83.81	8/28/2017
	20,237		8,334	44.44	2/27/2018
	27,500		32,500	21.22	2/22/2019
	-		25,000	49.11	2/16/2020
						1,178	(12)	67,217
Vijay Talwar	-		37,500	42.40	8/25/2020
						-		-
Dwight Gaston	10,000	(5)	-	8.75	10/9/2013
	18,000	(6)	-	30.00	7/27/2014
	20,000	(8)	-	33.81	9/8/2015
	30,000	(9)	-	31.26	5/31/2016
	14,166		2,834	83.81	8/28/2017
	14,583		10,417	41.13	8/7/2018
	18,333		21,667	21.22	2/22/2019
	-		18,000	49.11	2/16/2020
						706	(13)	40,284
Susan Bell	5,000	(6)	-	30.00	7/26/2014
	29,000	(7)	-	32.97	8/30/2015
	30,000	(9)	-	31.26	5/31/2016
	14,166		2,834	83.81	8/28/2017
	12,833		9,167	41.13	8/7/2018
	6,041		18,959	21.22	2/22/2019
	-		14,000	49.11	2/16/2020
						471	(14)	26,875
Marc Stolzman(10)	-		-	-	-
						-		-

(1)	Each of the options expiring in 2017, 2018, 2019 and 2020 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Each of the options expiring in 2012, 2013, 2014, 2015 and 2016 are fully vested as of January 2, 2011.

The vesting date of each of the other options still subject to vesting is listed in the table below by expiration date:

Expiration Date	Vesting Date
08/28/2017	08/29/2011

02/27/2018	02/28/2012

08/07/2018	08/08/2012

02/22/2019	02/23/2013

02/16/2020	02/17/2014

08/25/2020	08/26/2014

(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

(3)	Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($57.06) as of the close of trading on December 31, 2010 (the last trading day prior to our January 2, 2011 fiscal year end).

(4)	Ms. Irvine’s options expiring in 2012 were granted in connection with an option cancellation and re-grant program. Pursuant to this program, the vesting date was tied to the initial grant date of the options.

(5)	Options expiring in 2013 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2004 and as to 1/48 of the underlying shares monthly thereafter.

(6)	Options expiring in 2014 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2005 and as to 1/48 of the underlying shares monthly thereafter.

(7)	Ms. Irvine, Mr. Vadon and Ms. Bell’s options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(8)	Mr. Gaston’s options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on September 9, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(9)	Options expiring in 2016 vested as to 1/4 of the shares of common stock underlying the options on June 1, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(10)	Mr. Stolzman forfeited 74,022 of stock options and 706 of unvested restricted stock units upon termination of his employment on November 24, 2010.

(11)	1,000 restricted stock units were granted to Ms. Irvine on 2/9/2010. These 1,000 restricted stock units vest in four equal annual installments commencing on the first anniversary of the grant date and will be fully vested on 2/9/2014. 2,356 restricted stock units will be fully vested on 2/23/2011.

(12)	Mr. Vadon’s 1,178 restricted stock units will be fully vested on 2/23/2011.

(13)	Mr. Gaston’s 706 restricted stock units will be fully vested on 2/23/2011.

(14)	Ms. Bell’s 471 restricted stock units will be fully vested on 2/23/2011.

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2010 and the aggregate dollar amount realized by the named executive officer upon exercise of the option. The table also shows the number of restricted stock units vested during 2010.

Option Exercises and Stock Vested Table in Fiscal 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)

Diane Irvine	40,000	1,775,249	2,356	116,928

Mark Vadon	201,771	9,888,366	1,178	58,464

Vijay Talwar	-	-	-	-

Dwight Gaston	11,500	512,776	707	35,088

Susan Bell	16,000	537,101	471	23,376

Marc Stolzman	61,978	888,221	707	35,088

(1)	The value realized on exercise represents the difference between the exercise price per share of the stock option and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed.

(2)	Value of restricted stock calculated by multiplying the number of shares by the fair market value of the Company’s common stock on the vesting date.

Change of Control Severance Plan

On March 4, 2009, the Compensation Committee approved a Change of Control Severance Plan for certain of our executive officers. The Severance Plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed 2 years) following a Change of Control of the Company, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the Severance Plan. The Severance Plan supersedes and replaces any existing severance plans, policies or practices that would otherwise apply upon these kinds of Qualifying Terminations, as defined in the Severance Plan. Currently, each of our named executive officers is eligible to participate in the Severance Plan.

Definition of Change of Control
For purposes of the Change of Control Severance Plan, the term “Change of Control” means that one or more of the following events has occurred:

•	a person or group becomes the owner of greater than 50% of the combined voting power of the Company’s outstanding stock;

•	a corporate transaction, such as a merger or consolidation, results in the stockholders of the Company immediately prior to the transaction no longer owning more than 50% of the outstanding stock;

•	all or substantially all of the assets of the company are sold or disposed of to an unrelated party;

•	a majority of the Board is, for any reason, not made up of individuals who were either on the Board as of March 4, 2009, or, if they became members after that date, were approved by the directors.

Definition of Cause
For purposes of the Change of Control Severance Plan, the term “Cause” for termination means that one of the following events that has a material negative impact on the business or reputation of the Company has occurred:

•	indictment or conviction of any felony or any crime involving dishonesty or moral turpitude;

•	dishonesty which is not the result of an inadvertent or innocent mistake by employee with respect to the Company;

•	employee’s continued willful violation of his or her obligations to the Company after there has been delivered to employee a written demand for performance from the Company’s Board of Directors which describes the basis for the Board of Directors’ belief that employee has not substantially satisfied his or her obligations to the Company;

•	employee’s violation or breach of any material written Company policy, agreement with the Company, or any statutory or fiduciary duty to the Company; or

•	damaging or misappropriating or attempting to damage or misappropriate any property, including any confidential or proprietary information, of the Company.

Definition of Resignation for Good Reason
For purposes of the Change of Control Severance Plan, the term “Resignation for Good Reason” means an eligible employee has resigned from all positions he or she then holds with the Company (or any successor thereto):

•	because one of the following actions has been taken without his or her express written consent:

-	there is a material reduction (where material is considered greater than 10%) of the eligible employee’s annual base salary;

-	there is a material change in the eligible employee’s position or responsibilities (including the person or persons to whom the eligible employee has reporting responsibilities);

-	the eligible employee is required to relocate his or her principal place of employment to a location that would increase his or her one way commute distance by more than twenty-five (25) miles; or

-	the Company materially breaches its obligations under this Change of Control Severance Plan or any then-existing employment agreement with the eligible employee; and

•	the eligible employee provides written notice to the Company’s Board of Directors within the 30-day period immediately following such action; and

•	such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

•	the eligible employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

Definition of Qualifying Termination
For purposes of the Change of Control Severance Plan, the term “Qualifying Termination” means that an eligible employee suffers an involuntary termination without Cause or a Resignation for Good Reason, in either case that (i) constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), (ii) occurs other than as a result of death or disability, and (iii) occurs on or (A) within twenty-four (24) months following the effective date of the Change of Control in the case of the Executive Chairman and Chief Executive Officer or (B) within twelve (12) months following the effective date of the Change of Control in the case of all other named executive officers.

The Change of Control Severance Plan provides that upon a Qualifying Termination following a Change of Control, and provided the employee signs the Company’s standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to a multiple of such employee’s base salary and target annual incentive bonus, (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available), and (3) full vesting of all then-outstanding equity awards.

Potential Payments on Change of Control

The following table shows cash severance and bonus payments, the value of accelerated vesting of equity grants, the value of continued health benefits and the total value that would have been provided to the named executive officers in the event that a Change of Control of the Company had occurred on January 2, 2011 and on the further assumption that the employment of the named executive officer was terminated without Cause or that the named executive officer submitted his or her Resignation for Good Reason at that time:

			Early Vesting	Early Vesting
	Cash		of Stock	of Option	Welfare
	Severance	Bonus	Awards	Awards	Benefits	Total
Name	($) (1)	($) (1)	($) (2)	($) (3)	($) (4)	($)

Diane Irvine	950,000	712,000	191,493	3,349,900	13,356	5,216,749
Mark Vadon	500,000	500,000	67,217	1,468,725	13,356	2,549,298
Vijay Talwar	250,000	100,000	-	549,750	8,904	908,654
Dwight Gaston	250,000	100,000	40,284	1,085,588	8,904	1,484,776
Sue Bell	238,000	83,000	26,875	936,821	8,904	1,293,600
Marc Stolzman(5)	-	-	-	-	-	-

(1)	Cash severance and bonus payments were determined by multiplying the executive’s base salary and target annual incentive bonus by the multiple as defined in each of their severance agreements. For Ms. Irvine and Mr. Vadon that multiple is two, and for Mr. Talwar, Ms. Bell, and Mr. Gaston that multiple is one.

(2)	The value of early vesting of restricted stock units was calculated by multiplying the number of restricted stock units that would have vested by the closing market price of our stock ($57.06) as of the close of trading on December 31, 2010 (the last trading day prior to our January 2, 2011 fiscal year end).

(3)	The value of early vesting of option awards is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of January 2, 2011 calculated based on the closing market price of our stock ($57.06) as of the close of trading on December 31, 2010 (the last trading day prior to our fiscal year end). Options that were out of the money have been excluded from the calculation.

(4)	The amounts shown in this column represent health and dental coverage determined on the basis of the Company’s “COBRA” rates for post-employment continuation coverage for a period of 18 months for Ms. Irvine and Mr. Vadon, and a period of 12 months for Mr. Talwar, Ms. Bell, and Mr. Gaston. Such rates were determined on the basis of the coverage elections made by the named executive officer.

(5)	Mr. Stolzman, our former Chief Financial Officer, resigned on November 24, 2010.

Equity Compensation Plan Information

We currently maintain four compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These plans consist of the 1999 Equity Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan and the 2004 Employee Stock Purchase Plan. Each of these four plans has been approved by the Company’s stockholders. The following table summarizes the Company’s equity compensation plan information as of January 2, 2011:

Number of Shares
		Weighted-Average	Remaining Available for
	Number of Shares to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Shares Reflected
	Warrants and Rights	and Rights	in Column a)
	(a)	(b)	(c)

Equity compensation plans approved by stockholders(4)	2,451,963(1)	$38.04(2)	6,211,665(3)
Equity compensation plans not approved by stockholders	-	-	-

Total	2,451,963(1)	$38.04(2)	6,211,665(3)

(1)	Includes 70,074 shares of common stock issuable under the 1999 Equity Incentive Plan, 2,259,805 shares of common stock issuable under the 2004 Equity Incentive Plan, 122,084 shares of common stock issuable under the 2004 Non-Employee Directors’ Stock Option Plan and 0 shares of common stock under the 2004 Employee Stock Purchase Plan.

(2)	Because restricted stock units (RSUs) do not have an exercise price, 6,439 shares of our common stock issuable pursuant to RSUs under our 2004 Equity Incentive Plan are not included in the calculation of weighted average exercise price.

(3)	There are 0 shares available for grant under the 1999 Equity Incentive Plan, 4,798,264 shares available for grant under the 2004 Equity Incentive Plan, 413,401 shares available for grant under the 2004 Non-Employee Directors’ Stock Option Plan and 1,000,000 shares available for grant under the 2004 Employee Stock Purchase Plan. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Equity Incentive Plan automatically increases on the first day of each fiscal year up to and including 2014, by five percent of the number of shares of common stock outstanding on such date unless the Board of Directors designates a smaller number. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Non-Employee Directors’ Stock Option Plan automatically increases the first day of each fiscal year up to and including 2014, by the number of shares of common stock subject to options granted during the prior calendar year unless the Board of Directors designates a smaller number. After the effective date of the first offering under the 2004 Employee Stock Purchase Plan, the aggregate number of shares of common stock that are reserved for issuance under the 2004 Employee Stock Purchase Plan automatically increases on the first day of each fiscal year for 20 years, by the lesser of 320,000 shares or one and one half percent of the number of shares of common stock outstanding on each such date, unless the Board of Directors designates a smaller number.

(4)	Our equity compensation plans were approved by our stockholders prior to our initial public offering in May 2004, and our 2004 Equity Incentive Plan was approved again by stockholders at the 2008 Annual Meeting to meet the requirements of Internal Revenue Code Section 162(m).

Compensation of Directors

Non-Employee Director Compensation

Only non-employee directors are compensated for serving as our directors. Our compensation philosophy for non-employee directors is to provide a competitive level and mix of compensation that enhances our ability to attract and retain highly qualified directors and to reinforce the alignment of our directors’ interests with those of our stockholders. In 2010, our Compensation Committee engaged Milliman, Inc. to review the compensation paid to our directors. Following the review, the Compensation Committee decided not to make any changes to director compensation.

Cash Compensation.  The table below sets forth the cash compensation for which our non-employee directors are eligible:

Annual Cash Compensation	Cash ($)

Annual Retainer(1)	40,000

Fee for Committee Service(2)	3,000

Audit Committee Chair Fee	10,000

Compensation Committee Chair Fee	5,000

Nominating and Corporate Governance Committee Chair Fee	5,000

(1)	The annual retainer is paid in quarterly installments. At the discretion of our Board of Directors, directors may be permitted to forego all or a portion of their annual retainer for service on the Board of Directors in exchange for a grant or grants of common stock under our 2004 Equity Incentive Plan having a fair market value equal to the amount of foregone cash compensation. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market’s collective view of our financial results and performance.

(2)	Annual fee for service on any committee.

Equity Compensation.  Non-employee directors are eligible for grants pursuant to our 2004 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. The table below sets forth the equity compensation for which our non-employee directors are eligible:

Equity Compensation (1)	Equity (#)

Initial Option Grant(2)	11,250

Annual Option Grant(3)	2,500

Option Grant Upon Full Vesting of Initial or Refresh Option Grant(4)	9,000

(1)	Options granted pursuant to our Directors’ Plan are subject to acceleration upon a change of control as described below.

(2)	Each director receives an initial option grant upon joining the Board of Directors. The initial grant vests monthly with respect to 1/30th of the shares subject to the grant for the first 12 months following the date such director joins the Board of Directors and 1/60th of the shares subject to the grant for the subsequent 36 months. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors.

(3)	Each non-employee director receives an annual option grant on the date following each Annual Meeting of Stockholders, which is reduced pro rata for each full quarter prior to the grant date during which the director did not serve as a non-employee director. The annual grant vests monthly from the date of the grant for one year. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors. On May 20, 2010, the day following our 2010 Annual Meeting of Stockholders, we awarded each of Mr. Carlborg, Mr. Potter, Mr. Scheid, Ms. Taylor, Mr. Mansour and Mr. Lane an option to purchase 2,500 shares of our common stock. The exercise price of these 2010 annual grants is $50.77, which was the closing price of our common stock on the day prior to the grant date.

(4)	Each non-employee director receives a refresh grant upon full vesting of the initial stock option grant or previously issued refresh grant. These refresh grants vest monthly in equal amounts from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our Board of Directors.

2010 Compensation for Non-Employee Directors.  The following table summarizes the compensation paid by us to our non-employee directors during the fiscal year ended January 2, 2011.

2010 Director Compensation Table

		Fees Earned or	Stock	Option
		Paid in Cash	Awards	Awards	Total
Name		($) (1)	($) (2)	($) (3)	($)

Eric Carlborg	(4)	53,000	-	57,608	110,608
Leslie Lane	(5)	43,000	(2)	57,608	100,608
Ned Mansour	(6)	43,000	-	57,608	100,608
Michael Potter	(7)	43,000	-	57,608	100,608
Steve Scheid	(8)	48,000	(2)	57,608	105,608
Mary Alice Taylor	(9)	48,000	(2)	57,608	105,608

(1)	Includes the annual cash retainer, fees for serving on a Committee of the Board of Directors, and fees as applicable for chairing a Committee. Directors may elect to receive their annual retainer in cash or stock.

(2)	Mr. Lane, Mr. Scheid, and Ms. Taylor each elected to receive their annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Mr. Scheid and Ms. Taylor received stock valued at $39,886 and cash in the amount of $8,114, which includes $3,000 for service on committees. Mr. Lane received stock valued at $39,886 and cash in the amount of $3,114. Mr. Scheid and Ms. Taylor received more cash because of their roles as Compensation Committee Chair and Nominating and Corporate Governance Committee Chair, respectively. Committee Chair and Committee service fees are paid in cash.

(3)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount the company expects to expense in its financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the director. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 2, 2011, as filed with the Securities and Exchange Commission on February 28, 2011 (File No. 000-50763).

(4)	Mr. Carlborg was granted an option to purchase 2,500 shares of common stock in 2010, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $57,608. As of January 2, 2011, Mr. Carlborg held a total of 1,000 shares of common stock and options to purchase 30,834 shares of common stock.

(5)	Mr. Lane was granted an option to purchase 2,500 shares of common stock in fiscal year 2010, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $57,608. As of January 2, 2011, Mr. Lane held a total of 1,876 shares of common stock and options to purchase 15,000 shares of common stock.

(6)	Mr. Mansour was granted an option to purchase 2,500 shares of common stock in fiscal year 2010, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $57,608. As of January 2, 2011, Mr. Mansour held a total of 2,000 shares of common stock and held options to purchase 15,000 shares of common stock.

(7)	Mr. Potter was granted an option to purchase 2,500 shares of common stock in fiscal year 2010, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $57,608. As of January 2, 2011, Mr. Potter held a total of 1,955 shares of common stock and held options to purchase 17,375 shares of common stock.

(8)	Mr. Scheid was granted an option to purchase 2,500 shares of common stock in fiscal year 2010, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $57,608. As of January 2, 2011, Mr. Scheid held a total of 2,788 shares of common stock and held options to purchase 17,375 shares of common stock.

(9)	Ms. Taylor was granted an option to purchase 2,500 shares of common stock in fiscal year 2010, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $57,608. As of January 2, 2011, Ms. Taylor held a total of 7,652 shares of common stock and options to purchase 46,500 shares of common stock.

Director Equity Ownership Guidelines.  The Compensation Committee believes that equity ownership guidelines help align the interests of directors with that of our stockholders. In August 2010, the Compensation Committee approved equity ownership guidelines for our directors. Pursuant to these guidelines, within three years of the joining the Board of Directors, directors are expected to accumulate an ownership interest in the Company’s securities equal to three times the value of the annual retainer paid to directors for service on the Board of Directors. The value of the securities may be comprised of: common stock owned individually; common stock owned joining with, or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the securities is determined based on the intrinsic value of the securities using a rolling three month average stock price.

Change-of-Control.  In the event of a merger with or into another corporation or a consolidation, acquisition of our assets or other change-of-control transaction, the vesting of options granted to non-employee directors under our 1999 Equity Incentive Plan and all options granted under our Directors’ Plan will accelerate in full for the directors who are then providing services to us or our affiliates.

Transactions with Related Persons

Related Person Transactions Policy and Procedures

In February 2007, the Audit Committee adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Related Person Transactions Policy, where a transaction has been identified as a related person transaction, our management presents such related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the Audit Committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to us of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management’s recommendation with respect to the proposed related person transaction. In the event the Audit Committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.

The Audit Committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the Audit Committee, including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The Audit Committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

From time to time, the Company may have employees who are related to our executive officers or directors. Eric Vadon, the brother of Mark Vadon, was employed by the Company as Director of Website Development during the fiscal year ended January 2, 2011. His salary and other compensation paid by the Company in fiscal year 2010 totaled $134,501, and he was granted an option award with respect to 3,800 shares of common stock vesting over four years. His compensation is similar to those paid for comparable positions at the Company. This related party transaction was approved by the Audit Committee pursuant to the terms of our Related Party Transactions Policy.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, to the Securities and Exchange Commission, is available on our website at http://investor.bluenile.com. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle Washington 98104.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary, at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104 or contact Lauren Neiswender, our Corporate Secretary, at (206) 336-6700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Diane Irvine
Chief Executive Officer and President

Seattle, Washington
April 15, 2011

☐               ■
BLUE NILE, INC.
Proxy for Annual Meeting of Stockholders on May 17, 2011
Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Diane Irvine and Lauren Neiswender, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Blue Nile, Inc., to be held May 17, 2011 or at any adjournments or postponements thereof, as follows:
     THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR (PROPOSAL 1), FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION (PROPOSAL 2), TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS (PROPOSAL 3), AND FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL YEAR ENDING JANUARY 1, 2012 (PROPOSAL 4).
(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
BLUE NILE, INC.
May 17, 2011

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement
and 2010 Annual Report are available at http://investor.bluenile.com
ê   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê

■	20230403000000001000 5	051711

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two directors.

The Board of Directors recommends a vote “For all nominees.”

NOMINEES:
☐	FOR ALL NOMINEES	O O	Eric Carlborg Mark Vadon
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

			FOR	AGAINST	ABSTAIN
2.	Advisory vote on executive compensation.		☐	☐	☐
The Board of Directors recommends a vote “For” Proposal 2.

		1 year	2 years	3 years	ABSTAIN
3.	Advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐
The Board of Directors recommends a vote for every “3 years.”
			FOR	AGAINST	ABSTAIN
4.	Vote to ratify Deloitte & Touche LLP as Blue Nile’s independent auditor for the fiscal year ending January 1, 2012.		☐	☐	☐
The Board of Directors recommends a vote “For” Proposal 4.
   •
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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